UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Exchange Act of 1934
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Superior Well Services, Inc.

(Name of Registrant as Specified In Its Charter)

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Superior Well Services, Inc.
1380 Rt. 286 East, Suite 121
Indiana, Pennsylvania 15701

April 2, 2008

Dear Stockholder:

Superior Well Services, Inc.’s 2008 Annual Meeting of Stockholders will be held on Wednesday, April 30, 2008 at 9:00 a.m., local time, at the Hyatt Regency Pittsburgh Int’l Airport, 1111 Airport Boulevard, Pittsburgh, Pennsylvania. You are cordially invited to attend. Your Annual Meeting materials, including the annual report for the year ended December 31, 2007, notice of annual meeting, proxy statement and proxy card from Superior Well Services, Inc.’s Board of Directors, are enclosed.

At this year’s meeting, you will be asked to: (1) elect two Class III directors; (2) ratify the appointment of our independent registered public accounting firm; and (3) transact such other business as may properly come before the meeting or any adjournment or postponement thereof. The Board recommends that you vote FOR election of the director nominees and FOR ratification of the appointment of our independent registered public accounting firm. Please refer to the enclosed notice of annual meeting and proxy statement for detailed information on each of the proposals to be considered at the meeting.

It is important that you use this opportunity to take part in the affairs of Superior Well Services, Inc. by voting on the business to come before this meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. Returning the proxy does not deprive you of your right to attend the meeting and vote your shares in person.

We look forward to seeing you at the meeting.

Very truly yours,

David E. Wallace
Chairman of the Board

Superior Well Services, Inc.
1380 Rt. 286 East, Suite 121
Indiana, Pennsylvania 15701

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 30, 2008

To the Stockholders of Superior Well Services, Inc.:

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders of Superior Well Services, Inc. will be held at the Hyatt Regency Pittsburgh Int’l Airport, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231, on Wednesday, April 30, 2008 at 9:00 a.m., local time. We are holding the Annual Meeting for the following purposes:

1. To elect two Class III directors, each to serve until the 2011 Annual Meeting of Stockholders or until his respective successor has been duly elected and qualified;

2. To ratify the appointment of Schneider Downs & Co., Inc. as our independent registered public accounting firm for the year ending December 31, 2008; and

3. To transact such other business as may properly come before the Annual Meeting and at any adjournments or postponements of the Annual Meeting.

The above matters are fully described in the attached proxy statement, which is part of this notice. We have not received notice of any other matters that may be properly presented at the Annual Meeting.

Only stockholders of record at the close of business on March 24, 2008 will be entitled to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at Superior Well Services, Inc.’s offices, 1380 Rt. 286 East, Suite 121, Indiana, Pennsylvania 15701 for 10 days prior to the Annual Meeting. If you would like to review the stockholder list, please call or email Superior Well Services Investor Relations at (724) 465-8904 or investorrelations@swsi.com to schedule an appointment.

By Order of the Board of Directors,

Rhys R. Reese
Secretary
April 2, 2008

PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE AS SOON AS POSSIBLE SO THAT YOUR SHARES CAN BE VOTED AT THE ANNUAL MEETING IN ACCORDANCE WITH YOUR INSTRUCTIONS. FOR SPECIFIC INSTRUCTIONS ON VOTING, PLEASE REFER TO THE INSTRUCTIONS ON THE PROXY CARD OR THE INFORMATION FORWARDED BY YOUR BROKER, BANK OR OTHER HOLDER OF RECORD. EVEN IF YOU HAVE VOTED YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE IN PERSON AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM SUCH BROKER, BANK OR OTHER NOMINEE.

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SUPERIOR WELL SERVICES, INC.
1380 Rt. 286 East, Suite 121
Indiana, Pennsylvania 15701

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held on April 30, 2008

This proxy statement and accompanying proxy card are being furnished to the stockholders of Superior Well Services, Inc. in connection with the solicitation of proxies by our Board of Directors (the “Board”). The proxies are to be voted at our 2008 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Hyatt Regency Pittsburgh Int’l Airport, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231, at 9:00 a.m., local time, on Wednesday, April 30, 2008, and any adjournments or postponements thereof, for the purposes set forth in the accompanying notice of annual meeting. The Board is not aware of any other matters to be presented at the Annual Meeting. This proxy statement and the accompanying proxy card, which are accompanied by our annual report to stockholders containing financial statements for the year ended December 31, 2007, will be first mailed to stockholders on or about April 2, 2008. Stockholders are referred to the annual report for financial and other information about our business. The annual report is not incorporated by reference into this proxy statement and is not deemed to be a part of this proxy statement.

Members of the Snyder family, together with our executive officers and directors, beneficially own approximately 48% of the outstanding shares of our common stock. As a result, they have the power to significantly influence matters submitted to our stockholders, including the election of directors and the ratification of the appointment of Schneider Downs & Co., Inc. as our independent registered public accounting firm. We have been informed that these persons intend to cause the shares beneficially owned by them to be voted for the election of the nominees to the Board named herein and for the ratification of the appointment of Schneider Downs & Co., Inc. as our independent registered public accounting firm.

We sent you this proxy statement and the accompanying proxy card because our Board is soliciting your proxy to vote your shares at the Annual Meeting. As a stockholder, you are invited to attend the Annual Meeting and entitled to vote on the items of business described in this proxy statement.

Our notice of annual meeting, proxy statement and annual report to stockholders are available on our website at www.swsi.com.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

1.	What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will vote upon the matters outlined in the notice of meeting, including the election of two Class III directors, the ratification of Schneider Downs & Co., Inc. as our independent registered public accounting firm and consideration of any other matters properly presented at the meeting.

2.	What is a proxy?

A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. David E. Wallace, our Chief Executive Officer and Chairman of the Board, and Thomas W. Stoelk, our Vice President and Chief Financial Officer, have been designated by the Board to serve as proxies for the Annual Meeting.

3.	What is a proxy statement?

It is a document that the regulations of the Securities and Exchange Commission (“SEC”) require us to give you when we ask you to sign a proxy card designating David E. Wallace and Thomas W. Stoelk each as proxies to vote on your behalf. The proxy statement includes information about the proposals to be considered at the Annual Meeting and other required disclosures, including information about our Board and executive officers.

4.	Who may attend the Annual Meeting?

The Board has set March 24, 2008 as the record date for the Annual Meeting. All stockholders of record who owned shares of common stock at the close of business March 24, 2008, or their duly appointed proxies, may attend the Annual Meeting or any adjournments or postponements thereof, as may our invited guests. Please note that if you hold shares in “street name” (that is, in a brokerage account or through a bank or other nominee), you will need to bring a copy of a statement reflecting your share ownership as of March 24, 2008. Any person attending will need to bring personal identification and check in at the registration desk at the Annual Meeting.

5.	What is the record date and what does it mean?

The record date for the Annual Meeting is March 24, 2008. The record date is established by the Board as required by Delaware law. Owners of record of our common stock at the close of business on the record date are entitled to:

•	receive notice of the Annual Meeting; and

•	vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting.

6.	Who can vote?

Each stockholder who owned common stock at the close of business on March 24, 2008, the record date, is entitled to one vote for each share of common stock held on all matters to be voted on. At the close of business on the record date, there were 23,463,377 shares of our common stock outstanding.

7.	What am I voting on?

You will be voting on the following two items of business at the Annual Meeting:

•	The election of two Class III directors, each to serve until the 2011 Annual Meeting or until his respective successor has been duly elected and qualified; and

•	The ratification of the appointment of Schneider Downs & Co., Inc. as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

We are not aware of any other business to be conducted at the Annual Meeting.

8.	How many votes are required to hold the Annual Meeting?

The required quorum for the transaction of business at the Annual Meeting is a majority of shares of our common stock issued and outstanding on the record date. Consequently, the presence of holders of at least 11,731,689 shares of common stock is required to establish a quorum for the Annual Meeting. Proxies that are voted “FOR,” “AGAINST” or “ABSTAIN” with respect to a particular matter are treated as being present at the Annual Meeting for purposes of establishing a quorum and are also treated as shares “represented and voting” at the Annual Meeting with respect to such matter.

9.	What is the difference between a stockholder of record and a stockholder who holds stock in street name?

Most stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned in street name.

•	Stockholder of Record. If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the “stockholder of record,” and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.

•	Street Name. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee, which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

10.	What different methods can I use to vote?

If you are a stockholder of record, you may vote by written proxy card or in person at the Annual Meeting. If you are a street name holder, you may direct your broker or nominee how to vote your shares; however, you may not vote in person at the Annual Meeting unless you have obtained a signed proxy from the record holder giving you the right to vote your beneficially owned shares.

In addition, if you are a street name holder, you may vote by telephone or over the Internet if your bank or broker makes those methods available, in which case the bank or broker enclosed the instructions with the proxy statement. The telephone and Internet voting procedures, including the use of control numbers, are designed to authenticate your identity, to allow you to vote your shares and to confirm that your instructions have been properly recorded.

11.	What are my voting choices when voting for director nominees and what vote is needed to elect Directors?

In the vote on the election of two Class III director nominees to serve until the 2011 Annual Meeting, you may:

•	vote in favor of all nominees;

•	withhold votes as to all nominees; or

•	withhold votes as to specific nominees.

The nominees receiving a plurality of the votes cast at the Annual Meeting for the election of directors will be elected as directors. This means that the two director nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote will be elected to the Board. Withholding votes as to a nominee will be counted for purposes of determining the presence or absence of a quorum but will have no effect on the election of that nominee. You may not cumulate your votes in the election of directors.

The Board recommends a vote FOR each of the nominees.

12.	What are my voting choices when voting on the ratification of the appointment of Schneider Downs & Co., Inc. as our independent registered public accounting firm, and what vote is needed to ratify their appointment?

In the vote on the ratification of the appointment of Schneider Downs & Co., Inc. as our independent registered public accounting firm, you may:

•	vote in favor of the ratification;

•	vote against the ratification; or

•	abstain from voting on the ratification.

The proposal to ratify the appointment of Schneider Downs & Co., Inc. as our independent registered public accounting firm will require approval by holders of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting.

The Board recommends a vote FOR the ratification of the appointment of Schneider Downs & Co., Inc. as our independent registered public accounting firm.

13.	What if I don’t specify a choice for a matter when returning my proxy?

You should specify your choice for each matter on the enclosed proxy. If you sign and return your proxy but do not give specific instructions, your proxy will be voted FOR the election of all director nominees and FOR the proposal to ratify the appointment of Schneider Downs & Co., Inc. as our independent registered public accounting firm.

14.	Will my shares be voted if I do not provide my proxy?

Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the rules of The NASDAQ Stock Market LLC to cast votes on certain “routine” matters if they do not receive instructions from their customers. The election of directors and the proposal to ratify the appointment of Schneider Downs & Co., Inc. as our independent registered public accounting firm for the year ending December 31, 2008 are considered routine matters for which brokerage firms may vote shares for which they have not received voting instructions. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.”

15.	How are abstentions and broker non-votes counted?

Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. In the election of directors, which requires a plurality of votes, broker non-votes will have no effect. In the ratification of the appointment of our independent registered public accounting firm, abstentions will have the same effect as a vote against ratification, and broker non-votes will not be counted for determining the number of shares represented at the Annual Meeting for purposes of the vote on the ratification.

16.	What happens if additional proposals are presented at the Annual Meeting?

Other than the election of directors and the ratification of the appointment of the independent registered public accounting firm, we do not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxyholders will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. Under our Amended and Restated Bylaws, the deadline for notifying us of any additional proposals to be presented at the Annual Meeting has passed and, accordingly, stockholders may not present proposals at the Annual Meeting.

17.	May I vote confidentially?

Yes. We treat all stockholder meeting proxies, ballots and voting tabulations confidentially if the stockholder has requested confidentiality on the proxy or ballot.

If you so request, your proxy will not be available for examination nor will your vote be disclosed prior to the tabulation of the final vote at the Annual Meeting except to meet applicable legal requirements or to allow the independent election inspectors to count and certify the results of the vote. The independent election inspectors may, however, at any time inform us whether or not a stockholder has voted.

18.	Can I change my vote after submitting my proxy?

If you are a stockholder of record, you may revoke a previously submitted proxy at any time before the polls close at the Annual Meeting by:

•	submitting another proxy card with a later date;

•	giving written notice to our Corporate Secretary that you are revoking your proxy; or

•	attending the Annual Meeting and voting in person.

Attending the Annual Meeting will not by itself have the effect of revoking a previously submitted proxy.

If you are a street name holder, you must follow the instructions on revoking your proxy, if any, provided by your bank or broker.

19.	What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with brokers and/or our transfer agent, American Stock Transfer & Trust Company. Please vote all of these shares. We recommend that you contact your broker and/or American Stock Transfer & Trust Company to consolidate as many accounts as possible under the same name and address. Please submit your request by mail to American Stock Transfer & Trust Company, Shareholder Services, 59 Maiden Lane, Plaza Level, New York, NY 10038, or by telephone at (800) 937-5449. American Stock Transfer & Trust Company may also be reached through its website at www.amstock.com.

20.	What is “householding”?

We may send a single set of proxy materials and other stockholder communications to any household at which two or more stockholders reside. This process is called “householding.” This reduces duplicate mailings, saves printing and postage costs as well as natural resources. Proxy materials and other stockholder communications to you may be householded based on your prior express or implied consent. If your proxy materials are being householded and you wish to receive separate copies of the proxy statement and/or annual report, or if you are receiving multiple copies and would like to receive a single copy, or if you would like to opt out of this householding practice for future mailings, please submit your request by mail to our transfer agent, American Stock Transfer & Trust Company, Shareholder Services, 59 Maiden Lane, Plaza Level, New York, NY 10038, or by telephone at (800) 937-5449. American Stock Transfer & Trust Company may also be reached through its website at www.amstock.com.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

The size of our Board is currently set at seven, divided into three classes serving staggered terms, with one class being elected each year to serve a three-year term. The two Class III Board members, whose terms expire at the 2008 Annual Meeting, are Charles C. Neal and David E. Wallace. The Nominating and Corporate Governance Committee of our Board has approved and recommended, and our Board has unanimously nominated, each of Mr. Neal and Mr. Wallace for re-election as Class III directors to serve until our 2011 Annual Meeting or upon a successor being duly elected and qualified.

A plurality of the votes cast in person or by proxy by the holders of our common stock is required to elect each director. Accordingly, under Delaware law, our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws, withheld votes and broker non-votes (which occur if a broker or other nominee does not have discretionary authority and has not received instructions with respect to the particular item) are not counted and have no effect on the election of directors. Unless otherwise indicated on the proxy, the persons named as proxies in the enclosed proxy will vote FOR each of the nominees listed below. We did not pay any third-party fees to assist in the process of identifying or evaluating candidates. Although we have no reason to believe that any of the nominees will be unable to serve if elected, should any of the nominees become unable to serve prior to the Annual Meeting, the proxies will be voted for the election of such other persons as may be nominated by the Board. Stockholders may not cumulate their votes in the election of directors.

It is our policy for directors to attend our annual meetings to provide an opportunity for stockholders to communicate directly with directors about issues affecting our company. We expect all of our directors to be in attendance.

Nominees and Existing Directors

Information with respect to the directors nominated for re-election this year, as well as the directors whose terms expire in subsequent years, is presented below, as of March 24, 2008.

		Class III Directors
	Age	(directors nominated for re-election)

Charles C. Neal	49	Mr. Neal has served as a director on our Board since June 2005. Mr. Neal is the Chairman of our Nominating and Governance Committee and is a member of our Audit Committee and Compensation Committee. Mr. Neal’s principal occupation is as a director and the President of Chas. A. Neal & Company, a privately held company with investments in oil and gas exploration and production, banking, private equity and marketable securities. He has held this position since 1989. Prior to that, he was with Merrill Lynch & Co. in investment banking. He is also a director of several privately held companies. He is a director and Chairman of The First National Bank & Trust Company of Miami and a director and President of First Miami Bancshares, Inc. Mr. Neal holds a bachelor of arts degree in economics from the University of Oklahoma and a JD/MBA degree from the University of Chicago Law School and Graduate School of Business.

David E. Wallace	53	Mr. Wallace has over 30 years of experience in the oilfield services industry. Mr. Wallace’s principal occupation is as our Chief Executive Officer and Chairman of our Board, a position he has held since our formation in March 2005. Prior to the formation of Superior Well Services, Inc., he co- founded Superior Well Services, Ltd. and had been its Chief Executive Officer

Class III Directors
(directors nominated for re-election)

since its inception in 1997. Prior to co- founding Superior Well Services, Ltd., Mr. Wallace held various operational management and sales positions at Halliburton Energy Services, Inc. during his 20-year tenure with that company. Mr. Wallace graduated with a bachelor of science in civil engineering degree from the University of Kentucky.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF
THE NOMINEES FOR CLASS III DIRECTORS

		Class I Directors
	Age	(term expires in 2009)

Mark A. Snyder	52	Mr. Snyder has served as a director on our Board since our formation in March 2005. Mr. Snyder’s principal occupation is as the Secretary of Snyder Associated Companies, Inc. and he has served in that capacity since June 1999. Snyder Associated Companies Inc. is a privately held natural resources and manufacturing company. He has served as a director and executive officer of Snyder Associated Companies, Inc. for over 30 years. Mr. Snyder also serves as the Secretary of each of Armstrong Cement & Supply Corp., Buffalo Valley Real Estate Co., Mark Ann Industries, Inc. and Snyder Brothers, Inc. and has served in that capacity since June 1999. Mr. Snyder serves as the Chairman and Chief Executive Officer for Sylvan, Inc., which is a privately owned international fungal product producer. He serves as a director for The Farmers National Bank of Kittanning, Armstrong County Memorial Hospital, Brayman Construction Corporation, a privately held highway building contractor and Greenleaf Corporation, a privately held tool manufacturer. Mr. Snyder holds an associates degree in mechanical engineering technology from Pennsylvania State University. Mark A. Snyder is the brother of David E. Snyder, who is also a member of our Board.

Anthony J. Mendicino	60	Mr. Mendicino has served as a director on our Board since August 2005. Mr. Mendicino is the Chairman of our Audit Committee and is a member of our Compensation Committee and Nominating and Corporate Governance Committee. Mr. Mendicino retired in July 2007 from his principal occupation as the Senior Vice President — Finance and Chief Financial Officer of UGI Corporation, a Delaware corporation, a position he had held since December 2002. He previously served as Vice President — Finance and Chief Financial Officer of UGI Corporation from September 1998 to December 2002. UGI Corporation is a distributor and marketer of energy products and services. Mr. Mendicino was also Senior Vice President and Chief Financial Officer and a director from 1987 to 1996 of UTI Energy Corp., a diversified oil field service company. Mr. Mendicino holds a bachelor of science degree in civil engineering from Lehigh

Class I Directors
(term expires in 2009)

University and an MBA from the Wharton School of the University of Pennsylvania.

		Class II Directors
	Age	(term expires in 2010)

John A. Staley, IV	64	Mr. Staley has served as a director on our Board since June 2005. Mr. Staley is the Chairman of our Compensation Committee and is a member of our Audit Committee and Nominating and Corporate Governance Committee. Mr. Staley was a director of Boron LePore & Associates, Inc. from May 1997 to 2002. Mr. Staley was Chief Executive Officer of Federated Research Corp., an investment management firm and a subsidiary of Federated Investors Inc., in turn, a wholly owned subsidiary of Federated Investors, a Delaware business trust, from 1984 through November 1994 when he retired. Upon his retirement, Mr. Staley worked as a self-employed financial advisor from November 1994 to November 1996 and has been the Chief Executive Officer of Staley Capital Advisers, Inc., an investment advisory firm, from November 1996 to present. Mr. Staley’s position at Staley Capital Advisors, Inc. is his principal occupation. He is also a director of several private companies and a trustee emeritus of Duquesne University and the Children’s Hospital of Pittsburgh. Mr. Staley is a Certified Public Accountant and holds a bachelor of science degree from Duquesne University and an MBA in finance from Northwestern University’s Kellogg Graduate School of Business.

David E. Snyder	57	Mr. Snyder has served as a director on our Board since our formation in March 2005. Mr. Snyder is the President, Treasurer and a member of the Board of Snyder Associated Companies, Inc., a privately held natural resources and manufacturing company. He has served as President of Snyder Associated Companies Inc. since September 2006, and he has served as a director and executive officer of Snyder Associated Companies, Inc. for over 30 years. Mr. Snyder is also the Treasurer of Armstrong Cement & Supply Corp., the Vice President of Mark Ann Industries, Inc. and the President of Snyder Brothers, Inc. and has served in each capacity since June 1999. He currently serves as a director of The Farmers National Bank of Kittanning and of Sylvan, Inc., a privately owned international fungal products producer. Mr. Snyder holds a bachelor of science degree in business finance from Indiana University of Pennsylvania. David E. Snyder is the brother of Mark A. Snyder, who is also a member of our Board.

Edward J. DiPaolo	55	Mr. DiPaolo has served as a director on our Board since July 2006. Mr. DiPaolo is a member of our Compensation Committee and our Nominating and Corporate Governance Committee. Mr. DiPaolo’s principal occupation is as a consultant to Growth Capital Partners, L.P., an investment and merchant banking firm, and he has served in that capacity since

Class II Directors
(term expires in 2010)

August of 2003. From 1976 to 2002, Mr. DiPaolo was with Halliburton Company, most recently as Group Senior Vice President of Global Business Development. Previously, Mr. DiPaolo was the North American Regional Vice President and Far East Regional Vice President within Halliburton. Mr. DiPaolo currently serves on the Board of Evolution Petroleum Corporation, Boots and Coots International Well Control, Inc. and Innicor Subsurface Technologies, Inc. He is also a director of several privately held companies. He received his undergraduate degree in agricultural engineering from West Virginia University in 1976 and serves on the Advisory Board of the West Virginia University College of Engineering.

PROPOSAL NO. 2 — RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Schneider Downs & Co., Inc. to serve as our independent registered public accounting firm and to audit our consolidated financial statements for the year ending December 31, 2008. Schneider Downs & Co., Inc. has served as our auditors since our inception in 2005. The Audit Committee has been advised by Schneider Downs & Co., Inc. that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in us or our subsidiaries. As a matter of good corporate governance, the Audit Committee has determined to submit its selection of Schneider Downs & Co., Inc. to our stockholders for ratification.

Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the shares of our common stock represented in person or by proxy and entitled to vote at the Annual Meeting. Accordingly, under Delaware law, our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws, abstentions have the same legal effect as a vote against this proposal, but a broker non-vote is not counted for purposes of determining the number of shares represented in person or by proxy and entitled to vote at the Annual Meeting.

In the event that the selection of an independent registered public accounting firm is not ratified, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interest of our company and our stockholders.

One or more representatives of Schneider Downs & Co., Inc. are expected to attend the Annual Meeting and will be available to respond to appropriate questions and, if they desire, will have an opportunity to make a statement.

Fees Paid to Schneider Downs & Co., Inc.

The following table shows the aggregate fees billed by and paid to Schneider Downs & Co., Inc. in each of the last two fiscal years for the services indicated:

	2006	2007
	(In thousands)

Audit Fees	$498	$423
Audit-Related Fees	3	—
Tax Fees	29	30
All Other Fees	—	—

Total	$530	$453

All audit and non-audit fees must be pre-approved by the Audit Committee. The Audit Committee pre-approved 100% of the audit and non-audit services performed by Schneider Downs & Co., Inc. during 2006 and 2007. The Audit Committee has not authorized a pre-approval waiver for any audit or non-audit fees or services.

Audit Fees.  Fees for audit services include fees associated with the annual audit, audit assistance in connection with regulatory filings and related matters, audit of Management’s Report on Internal Control as required by Section 404 of Sarbanes-Oxley Act of 2002 and the reviews of our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

Audit-Related Fees.  Fees for audit-related services are fees paid for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements not reported above under “Audit Fees” and principally include due diligence in connection with acquisitions and accounting consultations, and consultations on financial accounting and reporting matters.

Tax Fees.  Fees for tax service include tax compliance, tax advice and tax planning including, but not limited to, tax compliance and advice, federal and state tax advice and mergers and acquisitions tax advice.

All Other Fees.  All other fees include fees for services not included in audit fees, audit-related fees and tax fees. No other fees were paid in fiscal 2006 and 2007.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has, by resolution, adopted policies and procedures regarding the pre-approval of the performance by Schneider Downs & Co., Inc. of certain audit and non-audit services. Schneider Downs & Co., Inc. may not perform any service enumerated in Section 201(a) of the Sarbanes-Oxley Act of 2002, except as may otherwise be provided by law or regulation. Schneider Downs & Co., Inc. may not perform any service unless the approval of the Audit Committee is obtained prior to the performance of the services, except as may otherwise be provided by law or regulation. The Audit Committee has pre-approved, by category, the performance by Schneider Downs & Co., Inc. of certain audit and accounting services, certain tax services, and, provided that fees do not exceed $25,000 per individual project, certain other tax services and audit-related services. The Audit Committee has delegated to the committee chairperson the power to pre-approve services beyond those previously described, provided that no services may be approved that are prohibited pursuant to Section 201(a) of the Sarbanes-Oxley Act of 2002 or that appear reasonably likely to compromise the independence of Schneider Downs & Co., Inc. Any pre-approval granted by the chairperson is reviewed by the Audit Committee at its next regularly scheduled meeting. In addition, the Audit Committee receives an annual report detailing the prior year’s expenditures consistent with the SEC’s accountant fee disclosure requirements.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE
APPOINTMENT OF SCHNEIDER DOWNS & CO., INC. AS OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 24, 2008 (except as otherwise indicated) by:

•	each person or group that is known to us to beneficially own more than five percent of our issued and outstanding common stock;

•	each director nominee, incumbent director and each executive officer named in “Summary Compensation Table” below; and

•	all directors and current executive officers as a group.

None of the shares are pledged as security, and we are not aware of any other arrangement, the operation of which may subsequently result in a change of control of our company.

	Amount and
	Nature of
	Beneficial
Name and Address of Beneficial Owner(1)	Ownership	Percent of Class(2)

C. H. Snyder, Jr.(3)	1,452,708	6.2%
Dennis C. Snyder(4)	3,244,183	13.8%
Richard G. Snyder(5)	3,194,183	13.6%
David E. Snyder(6)	2,898,160	12.4%
Mark A. Snyder(7)	2,556,392	10.9%
Thomas C. Snyder(8)	2,398,466	10.2%
Snyder Associated Companies, Inc.(9)	1,332,827	5.7%
Jacob B. Linaberger(10)	1,113,800	4.7%
David E. Wallace(11)	1,099,721	4.7%
Rhys R. Reese(12)	1,067,244	4.5%
Thomas W. Stoelk(13)	18,367	*
Daniel Arnold(14)	12,845	*
Anthony J. Mendicino(15)	14,000	*
Charles C. Neal(16)	19,000	*
John A. Staley, IV(17)	14,000	*
Edward J. DiPaolo(18)	14,500	*
Keeley Asset Management Corp.(19)	1,315,000	5.6%
Royce & Associates, LLC(20)	2,335,149	10.0%
Wellington Management Company, LLP(21)	1,771,800	7.6%
All directors and current executive officers as a group (11 persons)	7,510,202	32.0%

*	Less than 1%

(1)	Unless otherwise indicated, the address of each beneficial owner is c/o Superior Well Services, Inc., 1380 Rt. 286 East, Suite 121, Indiana, PA 15701 and each beneficial owner has sole voting and dispositive power over such shares.

(2)	Based upon an aggregate of 23,463,377 shares outstanding, which includes 461,406 outstanding restricted shares issued pursuant to our stock incentive plan.

(3)	Mr. C. H. Snyder, Jr. indirectly owns 1,332,827 shares through Snyder Associated Companies, Inc. Mr. C. H. Snyder, Jr. is a shareholder of Snyder Associated Companies, Inc., serves as its Executive Vice President and is a member of its board of directors. As such, Mr. C. H. Snyder, Jr. may be deemed to have voting and dispositive power over the shares indirectly owned by Snyder Associated Companies, Inc. In addition, of the shares indicated as beneficially owned by Mr. C. H. Snyder, Jr., 119,881 shares are indirectly owned by him through Buffalo Valley Real Estate Co., which directly owns the

119,881 shares. Mr. C. H. Snyder, Jr. is an executive officer and director of Buffalo Valley Real Estate Co., and, as such, he may be deemed to have voting and dispositive power over the shares directly owned by Buffalo Valley Real Estate Co. The address of Mr. C. H. Snyder, Jr. is One Glade Park East, P.O. Box 1022, Kittanning, PA 16201.

(4)	Of the shares indicated as beneficially owned by Mr. Dennis C. Snyder, 982,441 shares are directly owned by him and 1,332,827 shares are indirectly owned by him through Snyder Associated Companies, Inc., which indirectly owns the shares through Snyder Industries, Inc., its wholly owned subsidiary. Mr. Dennis C. Snyder is a shareholder of Snyder Associated Companies, Inc., serves as its Vice President and is a member of its board of directors. As such, Mr. Dennis C. Snyder may be deemed to have voting and dispositive power over the shares indirectly owned by Snyder Associated Companies, Inc. In addition, of the shares indicated as beneficially owned by Mr. Dennis C. Snyder, 928,915 shares are indirectly owned by him through the C. H. Snyder, Jr. Grantor Retained Annuity Trust, which directly owns the shares. Mr. Dennis C. Snyder is a trustee and beneficiary of the C. H. Snyder, Jr. Grantor Retained Annuity Trust, and, as such, he may be deemed to have voting and dispositive power over the shares directly owned by the C. H. Snyder, Jr. Grantor Retained Annuity Trust. The address of Mr. Dennis C. Snyder is One Glade Park East, P.O. Box 1022, Kittanning, PA 16201.

(5)	Of the shares indicated as beneficially owned by Mr. Richard G. Snyder, 932,441 shares are directly owned by him and 1,332,827 shares are indirectly owned by him through Snyder Associated Companies, Inc., which indirectly owns the shares through Snyder Industries, Inc., its wholly owned subsidiary. Mr. Richard G. Snyder is a shareholder of Snyder Associated Companies, Inc., serves as its Vice President and is a member of its board of directors. As such, Mr. Richard G. Snyder may be deemed to have voting and dispositive power over the shares indirectly owned by Snyder Associated Companies, Inc. In addition, of the shares indicated as beneficially owned by Mr. Richard G. Snyder, 928,915 shares are indirectly owned by him through the C. H. Snyder, Jr. Grantor Retained Annuity Trust, which directly owns the shares. Mr. Richard G. Snyder is a trustee and beneficiary of the C. H. Snyder, Jr. Grantor Retained Annuity Trust, and, as such, he may be deemed to have voting and dispositive power over the shares directly owned by the C. H. Snyder, Jr. Grantor Retained Annuity Trust. The address of Mr. Richard G. Snyder is One Glade Park East, P.O. Box 1022, Kittanning, PA 16201.

(6)	Of the shares indicated as beneficially owned by David E. Snyder, 1,445,452 shares are directly owned by him, including 14,000 restricted shares issued to him pursuant to our stock incentive plan, and 1,332,827 shares are indirectly owned by him through Snyder Associated Companies, Inc., which indirectly owns the shares through Snyder Industries, Inc., its wholly owned subsidiary. Mr. David E. Snyder is a shareholder of Snyder Associated Companies, Inc., serves as its President and Treasurer and is a member of its board of directors. As such, Mr. David E. Snyder may be deemed to have voting and dispositive power over the shares indirectly owned by Snyder Associated Companies, Inc. Of the shares indicated as beneficially owned by Mr. David E. Snyder, 119,881 shares are indirectly owned by him through Buffalo Valley Real Estate Co., which directly owns the 119,881 shares. Mr. David E. Snyder is an executive officer and director of Buffalo Valley Real Estate Co. As such, he may be deemed to have voting and dispositive power over the shares directly owned by Buffalo Valley Real Estate Company. The address of Mr. David E. Snyder is One Glade Park East, P.O. Box 1022, Kittanning, PA 16201.

(7)	Of the shares indicated as beneficially owned by Mark A. Snyder, 1,103,684 shares are directly owned by him, including 14,000 restricted shares issued to him pursuant to our stock incentive plan, and 1,332,827 shares are indirectly owned by him through Snyder Associated Companies, Inc., which indirectly owns the shares through Snyder Industries, Inc., its wholly owned subsidiary. Mr. Mark A. Snyder is a shareholder of Snyder Associated Companies, Inc., serves as its Secretary and is a member of its board of directors. As such, Mr. Mark A. Snyder may be deemed to have voting and dispositive power over the shares indirectly owned by Snyder Associated Companies, Inc. Of the shares indicated as beneficially owned by Mr. Mark A. Snyder, 119,881 shares are indirectly owned by him through Buffalo Valley Real Estate Co., which directly owns the 119,881 shares. Mr. Mark A. Snyder is an executive officer and director of Buffalo Valley Real Estate Co. As such, he may be deemed to have voting and dispositive power over the shares directly owned by Buffalo Valley Real Estate Co. The address of Mr. Mark A. Snyder is One Glade Park East, P.O. Box 1022, Kittanning, PA 16201.

(8)	Of the shares indicated as beneficially owned by Thomas C. Snyder, 945,758 shares are directly owned by him and 1,332,827 shares are indirectly owned by him through Snyder Associated Companies, Inc., which indirectly owns the shares through Snyder Industries, Inc., its wholly owned subsidiary. Mr. Thomas C. Snyder is a shareholder of Snyder Associated Companies, Inc., serves as its Vice President and is a member of its board of directors. As such, Mr. Thomas C. Snyder may be deemed to have voting and dispositive power over the shares indirectly owned by Snyder Associated Companies, Inc. Of the shares indicated as beneficially owned by Mr. Thomas C. Snyder, 119,881 shares are indirectly owned by him through Buffalo Valley Real Estate Co., which directly owns the 119,881 shares. Mr. Thomas C. Snyder is an executive officer and director of Buffalo Valley Real Estate Co. As such, he may be deemed to have voting and dispositive power over the shares directly owned by Buffalo Valley Real Estate Company. The address of Mr. Thomas C. Snyder is One Glade Park East, P.O. Box 1022, Kittanning, PA 16201.

(9)	Snyder Associated Companies, Inc. indirectly owns the 1,332,827 shares through Snyder Industries, Inc., its wholly owned subsidiary. The address of Snyder Associated Companies, Inc. is One Glade Park East, P.O. Box 1022, Kittanning, PA 16201.

(10)	Of the shares indicated as beneficially owned by Jacob B. Linaberger, 1,113,800 shares are directly owned by him, including 24,000 restricted shares issued to him pursuant to our stock incentive plan. 5,000 shares are indirectly owned by him though his wife, Filomena Linaberger, who directly owns the shares. In addition, 2,500 shares are indirectly owned by him through his daughter, Jenna Linaberger, who directly owns the shares. Mr. Linaberger may be deemed to have voting and dispositive power over the shares directly owned by his wife and his daughter.

(11)	Includes 33,500 restricted shares issued pursuant to our stock incentive plan that are directly owned by David E. Wallace.

(12)	Includes 24,000 restricted shares issued pursuant to our stock incentive plan that are directly owned by Rhys R. Reese.

(13)	Includes 18,367 restricted shares issued pursuant to our stock incentive plan that are directly owned by Thomas W. Stoelk.

(14)	Includes 12,845 restricted shares issued pursuant to our stock incentive plan that are directly owned by Daniel Arnold.

(15)	Includes 14,000 restricted shares issued pursuant to our stock incentive plan that are directly owned by Anthony J. Mendicino. The address of Mr. Mendicino is 212 S. Spring Mill Road, Villanova, PA 19085.

(16)	Of the shares indicated as beneficially owned by Charles C. Neal, 14,000 restricted shares issued pursuant to our LTIP are directly owned by him and 5,000 shares are indirectly owned by him through Chas. A. Neal & Company. Charles C. Neal is a director and the President of Chas. A. Neal, and may be deemed to have voting and dispositive power over the shares directly owned by Chas. A. Neal & Company. Mr. Neal’s address is 25 First Ave. N.E. P.O. Box 269, Miami, OK 74355.

(17)	Includes 14,000 restricted shares issued pursuant to our stock incentive plan that are directly owned by John A. Staley, IV. Mr. Staley’s address is One Oxford Centre, Suite 3950, Pittsburgh, PA 15219.

(18)	Includes 14,000 restricted shares issued pursuant to our stock incentive plan that are directly owned by Edward J. DiPaolo. The 500 shares indicated as beneficially owned by Edward J. DiPaolo are owned indirectly through Hickory Hills Investments, Ltd. Mr. DiPaolo is a limited partner of Hickory Hills Investments, Ltd., and may be deemed to have voting and dispositive power over the shares directly owned by Hickory Hills Investments, Ltd. Mr. DiPaolo’s address is 15814 Champions Forest Drive, #235, Spring, TX 77379.

(19)	Based on the Schedule 13G report filed by this security holder with the SEC on February 14, 2008, Keeley Asset Management Corp., as an investment company registered under section 8 of the Investment Company Act of 1940 and an investment adviser in accordance with Rule 240.13d-1(b)(1)(ii)(E), reported a total aggregate amount beneficially owned of 1,315,000 shares, sole voting power of

1,315,000 shares and sole dispositive power of 1,315,000 shares. Keeley Asset Management Corp. shares its beneficial ownership over the 1,315,000 shares with Keeley Small Cap Value Fund. The address of Keeley Asset Management Corp. is 401 South LaSalle Street, Chicago, Illinois 60605.

(20)	Based on the Schedule 13G report filed by this security holder with the SEC on January 31, 2008, Royce & Associates, LLC, as an investment adviser registered under section 203 of the Investment Advisers Act of 1940, reported a total aggregate amount beneficially owned of 2,335,149 shares, sole voting power of 2,335,149 shares and sole dispositive power of 2,335,149 shares. The address of Royce & Associates, LLC is 1414 Avenue of the Americas, New York, New York 10019.

(21)	Based on the Schedule 13G report filed by this security holder with the SEC on February 14, 2008, Wellington Management Company, LLP, as an investment adviser in accordance with section 240.13d-1(b)(1)(ii)(E), reported a total aggregate amount beneficially owned of 1,771,800 shares, shared voting power of 957,900 shares and shared dispositive power of 1,771,800 shares. The 1,771,800 shares beneficially owned by Wellington Management Company, LLP, in its capacity as investment adviser, are owned of record by clients of Wellington Management Company, LLP. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares. The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

CORPORATE GOVERNANCE

Code of Conduct

Our Board has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”), which includes series of corporate governance principles applicable to all our employees, officers and directors, and is designed to affirm our high standards of business conduct and to emphasize the importance of integrity and honesty in the conduct of our business. We believe that the ethical foundations outlined in our Code of Conduct are critical to our ongoing success. The Code of Conduct is distributed to all of our employees and is posted on the “Investor Relations — Corporate Governance” portion of our public website at www.swsi.com.

The Code of Conduct addresses, among other matters, the following:

•	ethics;

•	human resources policies;

•	protection of property;

•	corporate communications;

•	securities and insider trading;

•	conflicts of interest and confidentiality;

•	antitrust;

•	records retention; and

•	reporting violations.

Code of Ethics for Financial Employees

We have adopted a Code of Ethics for the Principal Executive Officer and Senior Financial Officers (the “Code of Ethics”), which applies to our Chief Executive Officer and each of our senior financial officers (including our principal financial officer and our principal accounting officer and controller), and complies with the rules of the SEC and Rule 406 of the Sarbanes-Oxley Act of 2002. The Code of Ethics is intended to deter wrongdoing and to promote, among other things, the following principles:

•	act with honesty, integrity and in an ethical manner;

•	promptly disclose to the Board any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest between such officer’s personal and professional relationships;

•	respect and maintain the confidentiality of information acquired in the course of his or her work, except when authorized or otherwise legally obligated to disclose such information, and not use confidential information acquired in the course of his or her work for personal advantage;

•	promote ethical behavior in the work environment;

•	responsibly use and control all assets and resources employed by or entrusted to him or her;

•	ensure that accounting entries are promptly and accurately recorded and properly documented and that no accounting entry intentionally distorts or disguises the true nature of any business transaction;

•	prohibit the establishment of any undisclosed or unrecorded funds or assets for any purpose and provide for the proper and prompt recording of all disbursements of funds and all receipts;

•	maintain books and records that fairly and accurately reflect our business transactions;

•	devise, implement, maintain and monitor internal controls sufficient to assure that financial record-keeping objectives are met;

•	comply with generally accepted accounting standards and practices, rules, regulations and controls;

•	perform responsibilities with a view to causing our public communications, including periodic and other reports we file with the SEC, to be made on a timely basis with appropriate disclosures;

•	sign only those reports and other documents, including filings with the SEC, that he or she believes to be accurate and truthful;

•	not make, or tolerate to be made, false statements or entries for any purpose in our books and records or in any internal or external correspondence, memoranda or communication of any type, including telephone or electronic communications;

•	comply, as appropriate and with the advice of counsel (as necessary), with rules, laws, and regulations of federal, state and local governments;

•	not knowingly be a party to any illegal activity or engage in any act that will discredit his or her profession or us; and

•	promptly report to the Audit Committee of the Board any situation where the Code of Ethics or any of our other policies or conduct codes, or any law applicable to us or our employees, is being violated.

The Code of Ethics is posted on the “Investor Relations — Corporate Governance” portion of our public website at www.swsi.com.

Board Composition

The Board is responsible for the supervision of our overall affairs. During 2007, the Board was composed of Edward J. DiPaolo, Charles C. Neal, David E. Snyder, Mark A. Snyder, John A. Staley, IV, Anthony J. Mendicino and David E. Wallace. To assist in carrying out its duties, the Board has delegated authority to the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. For more information relating to the duties and composition of these committees, please see the sections below entitled “Board Meetings” and “Board Committees.”

Director Independence

It is important to Superior Well Services, Inc. for investors to have confidence that the individuals serving as independent directors on our Board do not have a relationship with us that would impair their independence. Under the rules of The NASDAQ Stock Market LLC (the “Nasdaq Rules”), our Board has a responsibility to make an affirmative determination that no such relationships exist. The Nasdaq Rules generally provide that an “independent director” is a person other than an officer or employee of Superior Well Services, Inc. or its subsidiaries or any other individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Nasdaq Rules also provide specific criteria that, if met, disqualify a director from being independent.

The Board has determined that, Charles C. Neal, Anthony J. Mendicino, Edward J. DiPaolo and John A. Staley, IV each qualify as an independent director under the Nasdaq Rules. David E. Wallace is not considered independent because he currently serves as our Chairman and Chief Executive Officer. Mark A. Snyder and David E. Snyder are not considered independent because they were officers immediately prior to the time of our initial public offering and are affiliates of Snyder Associated Companies, Inc., which has significant business relationships with Superior Well Services, Inc.

Executive Sessions of the Independent Directors

In accordance with the Nasdaq Rules, the independent directors meet in executive session without management or non-management directors who are not independent at each regularly scheduled Board meeting. Mr. Mendicino was the presiding director at these sessions.

Board Meetings

During 2007, the Board held seven meetings of the full Board and 12 meetings of committees. The Nominating and Governance Committee held four meetings, the Audit Committee held six and the Compensation Committee held two meetings during 2007. During each of the regularly scheduled quarterly Board meetings, the independent directors met in executive session without management or non-management directors. In addition, our independent auditors and management met with the Audit Committee prior to the issuance of each earnings press releases, and the other Board members were invited to attend, and often do attend, these meetings. Each director attended at least 75% of the aggregate number of meetings of the Board. It is the policy of the Board that directors are encouraged to attend each meeting of stockholders, and all of the directors attended the 2007 Annual Meeting of Stockholders.

Board Committees

Our Board currently has, and appoints the members of, standing Audit, Compensation, and Nominating and Corporate Governance committees. No incumbent director attended fewer than 75% of the total number of committee meetings held by committees of the Board on which he served during the period that he served on such committee. Each of these committees has a written charter approved by the Board. These charters are available on the “Investor Relations — Corporate Governance” portion of our public website at www.swsi.com. We will also furnish copies of any charter to any person who requests them. Requests for copies should be directed to the Corporate Secretary, 1380 Rt. 286 East, Suite 121, Indiana, Pennsylvania 15701 or to investorrelations@swsi.com.

Audit Committee.  The Audit Committee has been established to assist the Board in:

•	overseeing the quality and integrity of our financial statements and other financial information we provide to any governmental body or the public;

•	overseeing our compliance with legal and regulatory requirements;

•	overseeing the independent registered public accounting firm’s qualifications and independence;

•	overseeing the performance of our independent registered public accounting firm;

•	overseeing our systems of internal controls regarding finance, accounting, legal compliance and ethics that our management and the Board have established;

•	facilitating an open avenue of communication among the registered independent accountants, financial and senior management, and the Board, with the registered independent accountants being accountable to the Audit Committee; and

•	performing such other duties as are directed by the Board.

In connection with these purposes, the Audit Committee annually selects, engages and evaluates the performance and ongoing qualifications of, and determines the compensation for, our independent registered public accounting firm, reviews our annual and quarterly financial statements, and confirms the independence of our independent registered public accounting firm. The Audit Committee also meets with our management and external auditors regarding the adequacy of our financial controls and our compliance with legal, tax and regulatory matters and significant internal policies. While the Audit Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Audit Committee to plan or conduct audits, to determine that our financial statements are complete and accurate, or to determine that such statements are in accordance with accounting principles generally accepted in the United States and other applicable rules and regulations. Our management is responsible for the preparation of our financial statements in accordance with accounting principles generally accepted in the United States and our internal controls. Our independent registered public accounting firm is responsible for the audit work on our financial statements. It is also not the duty of the Audit Committee to conduct investigations or to assure compliance with laws and regulations and our policies and procedures. Our management is responsible for compliance with laws and regulations and compliance with our policies and procedures.

During 2007, the Audit Committee met six times. The Audit Committee is comprised of Mr. Neal, Mr. Staley and Mr. Mendicino. Mr. Mendicino serves as chair of the Audit Committee. All members of the Audit Committee are independent as that term is defined in the Nasdaq Rules and as that term is defined by Rule 10A-3 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”). The Board has determined that each member of the Audit Committee is financially literate and that Mr. Mendicino has the necessary accounting and financial expertise to serve as chairman. Our Board has determined that Mr. Mendicino is an “audit committee financial expert” following a determination that Mr. Mendicino met the criteria for such designation under the SEC rules and regulations. For information regarding Mr. Mendicino’s business experience, see “Proposal No. 1 — Election of Directors — Nominees and Existing Directors.”

The report of the Audit Committee appears under the heading “Report of the Audit Committee” below.

Compensation Committee.  The Compensation Committee’s function is to support the Board in fulfilling its oversight responsibilities relating to senior management and director compensation. In this regard, the Board and Compensation Committee seek to align total compensation for our Chief Executive Officer and other senior executives with the long-term interests of our stockholders. The Compensation Committee oversees our stock incentive plan. All members of the Compensation Committee are independent as that term is defined in the Nasdaq Rules.

During 2007, the Compensation Committee met two times and was composed of Mr. DiPaolo, Mr. Neal, Mr. Mendicino and Mr. Staley. Mr. Staley served as the chair of the Compensation Committee. Each member of the Compensation Committee qualifies as an independent director under the Nasdaq Rules.

The report of the Compensation Committee appears under the heading “Report of the Compensation Committee” below.

The responsibilities of the Compensation Committee, as stated in its charter, include the following:

•	develop an overall executive compensation philosophy, strategy and framework consistent with corporate objectives and stockholder interests;

•	review, approve and recommend all actions relating to compensation, promotion and employment-related arrangements for the CEO and Specified Officers (as that term is defined in the Compensation Committee’s charter), including severance arrangements;

•	determine the Company’s policy with respect to the application of Section 1629(m) of the Internal Revenue Code of 1986, as amended, and when compensation may be paid by the Company which is not deductible for federal income tax purposes;

•	review, approve and recommend any other incentive bonus plans applicable to the CEO and Specified Officers;

•	review, approve and recommend director compensation;

•	administer awards under and make recommendations to the Board with respect to incentive — compensation and equity-based plans;

•	review the Compensation Disclosure and Analysis and recommend its inclusion in the annual report on Form 10-K or proxy statement;

•	select an appropriate peer group or peer groups against which our total executive compensation program is measured;

•	review and recommend major changes to, and take administrative actions associated with, any other forms of non-salary compensation under its purview;

•	review whether the compensation plans, policies, and programs are competitive and consistent with our long-term strategy, corporate values and accepted legal practices; and

•	conduct an annual performance evaluation of the Committee.

Additional information regarding the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation are discussed in “Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee (the “Governance Committee”) is appointed by the Board to ensure that the Board governance system performs well. During 2007, the Governance Committee held four meetings. During 2007, the Governance Committee was comprised of Mr. DiPaolo, Mr. Neal, Mr. Mendicino and Mr. Staley. Mr. Neal served as the chair of the Governance Committee. Each member of the each of the Governance Committee qualifies as an independent director under the Nasdaq Rules.

The purposes of the Governance Committee include:

•	assist the Board by identifying individuals qualified to become Board members and to recommend that the Board select the director nominees for election at the annual meetings of stockholders or for appointment to fill vacancies;

•	recommend to the Board director nominees for each committee of the Board;

•	advise the Board about appropriate composition of the Board and its committees;

•	advise the Board about, develop and recommend to the Board appropriate corporate governance practices and to assist the Board in implementing those practices;

•	lead the Board in its annual review of the performance of the Board and its committees; and

•	perform such other functions as the Board may assign to the Governance Committee from time to time.

Director Nomination Process

Qualification and Nomination of Director Candidates

The Governance Committee has the responsibility under its charter to recommend nominees for election as directors to the Board.

In considering candidates for the Board, the Governance Committee considers the entirety of each nominee’s credentials. There is currently no set of specific minimum qualifications that must be met by a nominee recommended by the Governance Committee, as different factors may assume greater or lesser significance at particular times and the needs of the Board may vary in light of its composition and the Governance Committee’s perceptions about future issues and needs. However, while the Governance Committee does not maintain a formal list of qualifications, in making its evaluation and recommendation of candidates, the Governance Committee may consider, among other factors, skill, experience in the context of the needs of the Board, independence, whether prospective nominees have relevant business and financial experience, industry or other specialized expertise and high moral character, as well as diversity and age.

The Governance Committee may consider candidates for the Board from any reasonable source, including from a search firm engaged by the Governance Committee or stockholder recommendations (provided the procedures set forth below are followed). The Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether or not the candidate is recommended by a stockholder. However, in evaluating a candidate’s relevant business experience, the Governance Committee may consider previous experience as a member of the Board.

Recommendation of Director Candidates by Stockholders

Stockholders or a group of stockholders may recommend potential nominees for consideration for nomination by the Governance Committee by sending a written request to our Corporate Secretary at the our principal executive offices, Superior Well Services, Inc., 1380 Rt. 286 East, Suite #121, Indiana, Pennsylvania 15701 not earlier than the 120th calendar day and not later than the 90th calendar day before the first anniversary of the date of the preceding year’s annual meeting. The written request must include the proposed nominee’s name, contact information and qualifications, as well any additional information required by Items 401, 403 and 404 of SEC Regulation S-K. The request must also include the potential nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if nominated and elected. The request must also describe all relationships between the proposed nominee and the recommending stockholder and any agreements or understandings between the recommending stockholder and the proposed nominee regarding the nomination, as well as all relationships between the proposed nominee and any of our competitors, customers, suppliers, labor unions or other persons with special interests regarding us and whether, in the view of the stockholder, the nominee, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency. The stockholder or group of stockholders making the recommendation must also disclose, with the written request described above, the number of shares of common stock that the stockholder or group beneficially owns, the period of time the stockholder or group has beneficially owned the shares and whether the stockholder or group of stockholders has a good faith intention to continue to hold the reported shares through the date of our next annual meeting of stockholders. Additional information may be requested from time to time by the Governance Committee from the proposed nominee or the stockholder. Acceptance of a recommendation for consideration does not imply that the Governance Committee will nominate the proposed nominee.

The stockholder recommendation procedures described above do not preclude a stockholder of record from making nominations of directors or making proposals at any annual stockholder meeting; provided that they comply with the requirements described in the section of this proxy statement entitled “Stockholder Proposals and Director Nominations.”

Stockholder Communications Policy

Stockholders and other interested parties may communicate directly and confidentially with the Board, the non-management directors, the independent directors and the Audit Committee Chairman by sending a letter addressed to the intended recipients, c/o Corporate Secretary, Superior Well Services, Inc., 1380 Rt. 286 East, Suite 121, Indiana, Pennsylvania 15701 or by sending an email specifying the intended recipients to rreese@swsi.com. The Board has instructed our Corporate Secretary to forward such correspondence only to the intended recipients.

Compensation Committee Interlocks and Insider Participation

During 2007, our Compensation Committee was comprised of the following directors: John A. Staley, IV, Anthony J. Mendicino, Charles C. Neal and Edward J. DiPaolo. None of the members of the Compensation Committee has at any time been an officer or employee of us and none of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or the Compensation Committee.

Board Review Process

The Board has implemented an annual Board of Directors Performance Review Process with the following components:

•	each director will, on an annual basis, be afforded a reasonable time to assess the overall performance of the Board;

•	each assessment will attempt to strike a balance between numerical and narrative evaluation; and

•	after the assessments are collected, they will be provided to the Chairman of the Governance Committee who will report the results to the full Board without attributing opinions, comments or positions to a specific director.

The Board of Directors Performance Review Process covering performance in 2007 was completed in February 2008 and was based on a program recommended by the Governance Committee. The Board may also consider such other components, in addition to those listed above, as it may determine are in the best interests of us and our stockholders.

Director Attendance at the Annual Meeting of Stockholders

We believe that there are benefits to having members of the Board attend the Annual Meeting of Stockholders. From time to time, however, a member of the Board might have a compelling and legitimate reason for not attending the Meeting. As a result, the Board has decided that director attendance at the Annual Meeting should be strongly encouraged, but is not required.

EXECUTIVE OFFICERS

The names of our executive officers, and certain information about them as of March 24, 2008, are set forth below:

Name	Age	Position

David E. Wallace(1)	53	Chairman and Chief Executive Officer
Jacob B. Linaberger	59	President
Rhys R. Reese	47	Executive Vice President, Chief Operating Officer and Secretary
Daniel Arnold	49	Vice President of Sales and Marketing
Thomas W. Stoelk	52	Vice President and Chief Financial Officer

(1)	Additional information with respect to Mr. Wallace is set forth under “Proposal No. 1 — Election of Directors.”

Jacob B. Linaberger (President).  Mr. Linaberger has over 34 years of experience in the oilfield services industry. Mr. Linaberger has served as our President since our formation in March 2005. Prior to the formation of Superior Well Services, Inc. in 2005, he co-founded Superior Well Services, Ltd. and had been its President since its inception in 1997. He oversees our daily operations, determines staffing levels and maintains customer relationships. Prior to co-founding Superior Well Services, Ltd., Mr. Linaberger held various operational management, technical engineering and sales positions at Halliburton Energy Services, Inc. during his 25-year tenure with that company. Mr. Linaberger holds a bachelor of science degree in petroleum engineering from Pennsylvania State University.

Rhys R. Reese (Executive Vice President, Chief Operating Officer and Secretary).  Mr. Reese has 24 years in the oilfield services industry. Mr. Reese has served as our Executive Vice President, Chief Operating Officer and Secretary since our formation in March 2005. Prior to the formation of Superior Well Services, Inc. in 2005, he co-founded Superior Well Services, Ltd. and had been its Chief Operating Officer since its inception in 1997. Mr. Reese oversees all engineering personnel and investigates emerging technologies related to operations. Prior to co-founding Superior Well Services, Ltd., Mr. Reese spent 15 years at Halliburton Energy Services, Inc. where he held various managerial, engineering and technical sales positions. Mr. Reese holds a bachelor of science degree in petroleum engineering from Pennsylvania State University.

Daniel Arnold (Vice President of Sales and Marketing).  Mr. Arnold has served as our Vice President of Sales and Marketing since May 2007. Prior to becoming Vice President of Sales and Marketing, Mr. Arnold served as the Company’s Southeast Regional Manager from 2002 until 2007. Mr. Arnold holds a bachelor of science degree in chemical engineering from the University of Kentucky and an MBA from Case Western Reserve University.

Thomas W. Stoelk (Vice President and Chief Financial Officer).  Mr. Stoelk is our Vice President and Chief Financial Officer and has served in that capacity since June 2005. Prior to joining Superior Well Services, Inc. in 2005, Mr. Stoelk served as Senior Vice President and Chief Financial Officer of Great Lakes Energy Partners, LLC, an independent oil and gas producer, since its inception in 1999. From 1994 to 1999, Mr. Stoelk served as Chief Financial Officer of Range Resources Corporation, an independent oil and gas producer listed on the New York Stock Exchange. Mr. Stoelk is a Certified Public Accountant and was a Senior Manager with Ernst & Young LLP prior to joining Range Resources Corporation. Mr. Stoelk holds a bachelor of science degree in industrial administration from Iowa State University.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Executive Compensation Overview

We seek to deliver fair and competitive compensation for our executive officers by structuring our executive compensation program principally around one goal — attracting, motivating and retaining top executive talent with the requisite skills and experience to develop, expand and execute our business strategy. To this end, we target compensation at levels competitive with similar oil service companies. In addition, we believe our executive officers should be rewarded for executing goals designed to generate returns for our stockholders but not for poor performance. As a result, we tie selected elements of our executive compensation program to individual and company performance goals.

The Compensation Committee reviews, evaluates and recommends executive compensation to the Board, including the compensation philosophy, policies and plans for our executive officers. The Compensation Committee also conducts an annual review of the performance of our Chief Executive Officer (“CEO”) and his compensation under various circumstances, including upon retirement and upon a change in control. The Compensation Committee regularly reports to the Board regarding executive compensation matters. The Compensation Committee was formed in July 2005 in connection with our initial public offering. Consequently, compensation for years prior to 2005 was not determined by the Compensation Committee.

During 2007, the Compensation Committee engaged Equilar Inc., an independent executive and director compensation data provider and consulting firm, to provide compensation data used in the committee’s compensation review for 2007. Our CEO provides recommendations to the Compensation Committee in its evaluation of our executive officers, including recommendations of individual cash and equity compensation levels for executive officers. As a basis for these recommendations, the CEO evaluates the contribution of each executive officer based on his personal experiences.

Throughout this proxy statement, the individuals who served as our CEO and Chief Financial Officer during the fiscal year ended December 31, 2007, as well as the other individuals included in the Summary Compensation Table below are referred to as “named executive officers.”

Executive Compensation Philosophy and Objectives

General.  Our executive compensation philosophy is determined by our need to recruit, motivate and retain outstanding executive officers that are responsible for our long-term success. The Compensation Committee believes that each executive officer’s salary and overall compensation should be competitive with similar oil service companies after taking into account the officer’s performance. The Compensation Committee believes this approach closely links the compensation of our executive officers to the accomplishment of operating and strategic objectives that coincide with increased stockholder value. The Compensation Committee uses equity-based incentives to help retain and motivate employees with the goal of improving long-term performance and aligning employee interests with those of our stockholders.

The principle objectives that guide the Compensation Committee in its deliberations regarding executive compensation matters include:

•	providing a competitive compensation package that attracts, motivates and retains qualified and highly skilled officers that are key to our long-term success;

•	basing compensation on the levels of job responsibility;

•	rewarding individual performance by ensuring a meaningful link between our operational performance and the total compensation received by our officers; and

•	balancing the components of compensation so that short-term (annual) and long-term performance objectives are recognized.

The Compensation Committee works closely with our CEO to ensure that our executive compensation program supports these objectives and our company culture. In addition, the Compensation Committee has established a number of processes to assist it in ensuring that our executive compensation program is achieving these objectives. Among those are:

•	Peer Group. In 2007, the Compensation Committee developed a peer group of companies to be used as a guide in its compensation decisions, consisting of 6 publicly traded oilfield services companies (the “Peer Group”). Our Peer Group was chosen for various reasons that included similarities to our company in terms of (1) industry, (2) age as a newly formed public company and (3) size in terms of annual revenues. The Compensation Committee periodically reviews the composition of our Peer Group, the compensation paid at these companies, as well as their corporate performance and other factors in determining the appropriate compensation levels for our executives. On the basis of total revenues or assets, we would be in the bottom quartile of our 2007 Peer Group.

The companies in our 2007 Peer Group include:

•	Basic Energy Services, Inc.;

•	Calfrac Well Services LTD;

•	Key Energy Services, Inc.;

•	Pioneer Drilling Company.;

•	RPC, Inc.; and

•	Superior Energy Services, Inc.

The Compensation Committee reviews the median range of base salaries, short term incentive amounts and long term incentive amounts for comparable senior executives from the Peer Group as one of many factors in making its compensation recommendations and decisions. However, the Compensation Committee does not “target” a specific percentile for our compensation components due to our short operating history as a public company.

•	Assessment of Individual and Company Performance. In addition to market data, the Compensation Committee considers other factors prior to making recommendations and decisions relating to the various components of compensation. These other factors may include the executive’s individual performance, the executive’s level of experience, the size of year-over-year changes in compensation, and the weight we assign to a particular executive position. These measures are discussed in more detail below.

•	Total Compensation Review. In reviewing executive compensation, the Compensation Committee considers the individual components of compensation and the aggregate compensation payable for each named executive officer. In conducting this review, the Compensation Committee seeks to achieve the appropriate balance between immediate cash rewards and long-term financial incentives for the achievement of financial and non-financial objectives.

As part of this process, the Compensation Committee reviews the mix of the compensation elements for executive officers against comparable companies in the Peer Group, utilizing data provided by Equilar, Inc. The size and mix of each element in a compensation package is based on the officer’s job performance, market practice and overall company performance. The level of incentive compensation typically increases in relation to an executive officer’s level of responsibility. The Compensation Committee believes that as employees progress to higher levels in our organization, an increasing proportion of their pay should be linked to company performance and stockholder returns because they are in a position to have greater influence on company results.

The Committee may recommend, as appropriate, to modify the mix of base, annual and long-term incentives to best fit an executive officer’s specific circumstances. This provides more flexibility to the Committee to reward executive officers appropriately as they near retirement, when they may only be able to partially fulfill the vesting required for stock awards. The Compensation Committee may also recommend an increase in the size of stock awards to an executive officer if the total number of career stock awards does not adequately reflect the executive’s current position with us.

In addition to the three primary compensation elements, the Compensation Committee periodically reviews perquisites and other compensation as well as payments that would be required under the employment agreements with the executive officers. Following the 2007 review, the Compensation Committee determined that all elements of our executive compensation were reasonable in the aggregate.

Overview of Executive Compensation Components

The Compensation Committee evaluates both performance and compensation to ensure that we maintain our ability to recruit, motivate and retain outstanding executive officers and that compensation provided to our executives remains competitive relative to the compensation paid to similarly-situated executive officers of our Peer Group. In furtherance of these goals, our executive compensation program consists of three basic components:

•	base salaries;

•	annual cash incentives; and

•	long-term incentive compensation.

Base Salaries

We provide our executive officers and other employees with an annual base salary that provides fixed levels of compensation for performing specific job responsibilities. The minimum base salary of each named executive officer is set forth in his respective employment agreement and represents the minimum income that the executive may receive in a given year. In determining adjustments to the base salary of our executive officers, the Compensation Committee reviews the compensation of comparable senior executives from the Peer Group as discussed above, as well as the skills and requirements of our executive management positions. In addition, the Compensation Committee considers the following factors in determining whether to adjust base salaries:

•	the executive officer’s responsibilities;

•	the executive officer’s experience and background;

•	the executive officer’s performance during the prior year;

•	the general movement of salaries in the marketplace; and

•	our financial and operating results.

The individual base salary levels are generally reviewed annually as part of our performance review process, as well as upon a promotion or other change in job responsibility and are adjusted based on an analysis of current market salary levels within the Peer Group and consideration of the factors discussed above.

As part of its review, the Compensation Committee considered the following factors, which related to our 2007 financial and operating results:

•	revenue increased by 43% to $350.8 million;

•	earnings per diluted share of common stock was $1.63 for the years ended December 31, 2006 and 2007;

•	operating income increased by 16.6% to $61.8 million; and

•	EBITDA increased 30% to $87.9 million.

We define EBITDA as earnings (net income) before interest expense, income tax expense and depreciation and amortization. This term, as we define it, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. EBITDA should not be considered in isolation or as a substitute for operating income, net income, cash flows provided by operating, investing and financing activities or other income or cash flow statement data prepared in accordance with GAAP.

The following table presents a reconciliation of EBITDA with our net income for each of the periods indicated:

	Year Ended December 31,
	2006	2007

Reconciliation of EBITDA to Net Income
Net Income	$31,923	$37,755
Income Tax Expense	20,791	24,570
Interest Expense	478	282
Depreciation and Amortization	14,453	25,277

EBITDA	$67,645	$87,884

In addition, the Compensation Committee took into account that in 2007, we established a total of five new service centers in West Virginia, Oklahoma, Colorado, Wyoming and New Mexico and closed two acquisitions in Kansas and North Dakota.

Annual Cash Incentive

The purpose of our annual cash incentive program is to provide motivation toward, and reward the accomplishment of, annual corporate objectives and annual performance metrics. Annual cash incentive awards are based on each named executive officer’s specific performance during the year. These performance criteria include performance against annual objectives, the officer’s impact on our results of operations and our ability to remain competitive with other oil service companies.

Each officer has minimum threshold, target and maximum award opportunities that are aligned with minimum threshold, target and maximum performance outcomes for which incremental increases in performance outcomes result in incremental increases in the annual cash incentive awards. The annual cash incentive potential for our senior executive officers ranges from 0% to 100% of base salary, depending on the position of the officer. Approximately half of the potential range (50%) in 2007 was based on the satisfactory completion of financial objectives and the balance of the potential range was based on the satisfaction of personal objectives. The incentive is performance-based and is determined according to the achievement of both financial and personal objectives during the previous fiscal year and is paid out following finalization of year-end results.

Financial Objectives.  The Compensation Committee reviews and recommends to the Board the financial objectives for our CEO and other named executive officers. In 2007, the financial incentive for all senior executive officers was based on revenue, EBITDA, cash flow per share and earnings per share goals. These goals were selected as the most appropriate measures upon which to base the annual incentive measures because we believe these financial metrics are the most widely used to evaluate performance by investors and analysts. Company performance goals include a threshold level below which no award will be payable. Threshold performance is generally set at 85% of budget and over a normal business cycle, we expect to achieve our threshold performance level 80% of the time. Target performance is generally set at the budgeted level for the year and we generally expect to achieve our target performance level 50-60% of the time.

Maximum performance is generally set at 115% of budget, and we expect to achieve or exceed this level 20% of the time.

Execution of our business strategy in 2007 led to growth in revenues, EBITDA, net income and operating income, but earning per diluted common share remained unchanged. In 2007, our diluted earnings per share, EBITDA, revenues and cash flow per diluted share were $1.63, $87.9 million, $350.8 million and $3.79, respectively. We met the threshold level performance metric for revenues in 2007 as the financial performance target for 2007 was revenues of $362 million.

Personal Objectives.  The balance of the annual cash incentive is related to personal objectives that are specific to each executive officer position. The Compensation Committee approves the personal objectives for our CEO and assesses our CEO’s performance against those objectives in determining the level of the annual incentive award, which is approved by the Board. Our CEO identifies the personal objectives for the other executive officers and the Compensation Committee reviews and recommends to the Board the objectives for final approval. The personal objectives may include:

•	establishment of new service centers and new customers;

•	revenue growth;

•	personnel-related objectives such as retention and staffing; and

•	internal control initiatives and compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

The minimum threshold, target and maximum individual performance assessments are based on how well the executive met the goals established.

As part of its review, the Compensation Committee considered the following factors, which related to our 2007 personal objective results:

•	establishment of new service centers and acquisitions;

•	increase in 2007 revenues of 43% over 2006 revenues;

•	earnings per diluted share of common stock was $1.63 for the years ended December 31, 2006 and 2007;

•	development of regional and financial management infrastructures through promotion and recruitment;

•	process improvements in the financial accounting systems; and

•	internal control initiatives and compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

For 2007, each named executive officer received a cash incentive payment as reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. The payments for each named executive officer expressed as a percentage of base salary, were: Mr. Wallace — 32%; Mr. Linaberger — 33%; Mr. Reese — 33%; Mr. Stoelk — 33% and Mr. Arnold — 46%.

Long-Term Incentive Compensation

We currently administer long-term incentive compensation awards through our 2005 Stock Incentive Plan, or “LTIP,” which was approved by our stockholders prior to the closing of our initial public offering. Specifically, we encourage share ownership by awarding long-term equity incentive awards under our LTIP, which authorizes awards of stock options, stock appreciation rights, performance awards, restricted stock and phantom stock awards and bonus stock awards. We believe that widespread common stock ownership by key employees is a vital piece of our total compensation package and is designed to give our key employees a longer-term stake in our company, act as a long-term retention tool and align employee and stockholder interests by aligning compensation with growth in stockholder value. Historically, our LTIP compensation component has only been granted annually or at other times such as for new hires and promotions.

Since our inception in 2005, we have awarded restricted share grants that vest over a period of years, which we believe provides strong motivation for our employees. Restricted share awards provide some value to an employee during periods of stock market volatility, whereas stock options may have limited perceived value and may do little to retain and motivate employees when the current value of our common stock is less than the option price. Currently, our long-term equity incentive compensation is exclusively in the form of restricted shares with vesting based on an employee’s continued employment over a period of time. The Compensation Committee determines the appropriate length of the vesting period. To date, all restricted share awards vest over a five year period. These restricted share awards vest 15% per year for the first four years and 40% in year five. The disproportionate vesting percentages were designed to provide a strong financial incentive for an employee’s continued employment over the vesting period of the award.

The Compensation Committee is responsible for granting awards under our LTIP. The Compensation Committee approves the total number of shares that will be available for grants. Our CEO determines the allocation by group and function and individual recommendations are made by the heads of the operations to our CEO who makes recommendations to the Compensation Committee. The Compensation Committee, after discussing the allocations with the Board, grants all awards.

The Compensation Committee, based on recommendations from our CEO, determines the amount and terms of our senior executives’ long-term incentive awards by reviewing the Peer Group’s competitive market data and each senior executive’s past performance, ability to contribute to our future success, and length of time in the current position. The Compensation Committee takes into account the risk of losing the executive to other employment opportunities and the value and potential for appreciation in the market price of our common stock. The number of restricted shares previously granted or vested pursuant to prior grants may be a factor that is used when determining subsequent grants to a senior executive officer.

The Compensation Committee believes that executive management should have a meaningful economic stake in the company and that LTIP awards are important in retaining our senior management. The Compensation Committee considers the foregoing factors together and subjectively determines the appropriate magnitude of the award. In 2007, equity-based compensation comprised approximately 19% of total executive officer compensation.

401(k) Plan

We have a defined contribution profit sharing/401(k) retirement plan (“the 401K Plan”), which is designed to assist our eligible officers and employees in providing for their retirement. Employees are eligible to participate after six months of service. Under terms of the 401K Plan, employees are entitled to contribute up to 15% of their compensation, within limitations prescribed by the Internal Revenue Code. We make matching contributions of 25% of employee contributions up to 12% of their compensation and may elect to make discretionary contributions to the 401K Plan, all subject to vesting ratably over a five-year period. In addition, we make a discretionary annual profit sharing contribution. For 2007, the discretionary profit sharing contribution totaled $1.6 million and was allocated to all 401K Plan participants based on wages, as defined in the 401K Plan.

Other Benefits

In addition to base pay, annual cash incentives, long-term incentives and retirement benefits, we provide the additional forms of compensation outlined below.

Health and Welfare Benefits

We offer a standard range of health and welfare benefits to all of our employees, including our executive officers, which we believe support our overall attraction and retention objectives. These benefits include medical, prescription drug, and dental coverage, life insurance, accidental death and dismemberment and long-term disability insurance. This is a fixed component of compensation and the benefits do not discriminate in favor of our executive officers.

Other Perquisites and Personal Benefits

We believe that the total mix of compensation and benefits provided to our executives is competitive and perquisites should generally not play a large role in our executive officers’ total compensation. As a result, the perquisites and other personal benefits we provide to our executive officers are limited. Our executive officers are each provided a leased company vehicle.

Employment Agreements, Severance Benefits and Change in Control Provisions

Employment Agreements

We maintain employment agreements with our six named executive officers to ensure they will perform their roles for an extended period of time. These agreements are described in more detail elsewhere in this proxy statement. Please read “Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements.” These agreements provide for severance compensation to be paid if the employment of the named executive officer is involuntarily terminated or terminated following a change in control.

The employment agreements between us and our named executive officers and the related severance provisions are designed to meet the following objectives:

•	Involuntary Termination without Cause. If we terminate the employment of our named executive officers without “cause” as defined in our employment agreements, we are obligated to pay the named executive officer certain compensation and other benefits as described in greater detail below. We believe these payments are appropriate because the terminated named executive officer is bound by confidentiality, non-solicitation and non-compete provisions for a period of up to two years after termination and because we and the named executive officer have mutually agreed to a severance package that is in place prior to any termination event. This provides us with more flexibility to make a change in senior management if such a change is in our and our stockholders best interests.

•	Change in Control. In certain scenarios, the potential for merger or being acquired may be in the best interests of our stockholders. As a result, we provide severance compensation to our named executive officers if the named executive officer’s employment is terminated following a change in control transaction to promote the ability of the named executive officer to act in the best interests of our stockholders even though his or her employment could be terminated as a result of the transaction.

We believe that the triggering events under our employment agreements represent the general market triggering events found in employment agreements of companies against whom we compete for executive-level talent at the time they were negotiated. For the definitions of each of these triggering events under our employment agreements, see “Executive Compensation — Potential Payments Upon Termination or Change-in-Control” below.

LTIP

Upon a change in control (as defined in our LTIP), our Compensation Committee may recommend any of the following alternatives, which may vary among individual holders of awards:

•	accelerate outstanding awards so that such awards may be exercised in full for a limited period of time on or before a specified date fixed by the Compensation Committee, after which specified date all unexercised awards shall terminate;

•	require the mandatory surrender of some or all of the outstanding awards as of a date specified by the Compensation Committee, in exchange for cash;

•	make such adjustments to outstanding awards as the Compensation Committee deems appropriate to reflect such change in control; or

•	make no adjustments to outstanding awards.

Under our LTIP, a change in control is generally deemed to have occurred if:

•	we are not the surviving entity in any merger or consolidation;

•	we sell, lease or exchange or agree to sell, lease or exchange, substantially all of our assets to any other person or entity;

•	we are to be dissolved or liquidated;

•	any person or group of persons acquires ownership of our common stock that constitutes more than 50% of the outstanding voting shares of our common stock; or

•	as a result or in connection with a contested election of directors, a majority of the members of the Board is replaced.

We believe that the change in control triggering events under our LTIP represent the general market triggering events found in the long-term incentive plans of companies against whom we compete for executive-level talent.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code prevents publicly traded companies from receiving a tax deduction on certain compensation paid to specific executive officers in excess of $1,000,000 in any taxable year. The Compensation Committee’s approach with respect to qualifying compensation paid to executive officers for tax deductibility purposes is that executive compensation plans will generally be designed and implemented to maximize tax deductibility. However, non-deductible compensation may still be paid to executive officers when necessary for competitive reasons or to attract or retain a key executive, or where achieving maximum tax deductibility would not be in our best interest.

Accounting and Tax Considerations

Beginning in January 2006, we began accounting for stock-based compensation in accordance with the requirements of Statement of Financial Accounting Standard No. 123R, Share-Based Payment.

Stock Ownership Requirements and Hedging Prohibitions

Stock ownership/retention guidelines have not been implemented by the Compensation Committee for our executive officers. We will continue to periodically review best practices and re-evaluate our position with respect to stock ownership/retention guidelines.

Because short-range speculation in our securities based on fluctuations in the market may cause conflicts of interests with our stockholders, our Insider Trading Policy prohibits trading in options, warrants, puts and calls related to our securities and it also prohibits selling our securities short or holding our securities in margin accounts.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the disclosure set forth above under “Compensation Discussion and Analysis” with management, and based upon the review, the related discussions and other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement to be delivered to stockholders and incorporated by reference into Superior Well Services, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

COMPENSATION COMMITTEE,

John A. Staley, IV, Chair
Anthony J. Mendicino
Charles C. Neal
Edward J. DiPaolo

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth the compensation earned by our named executive officers, or NEOs, for services rendered to us for the years ended December 31, 2006 and 2007.

Summary Compensation Table for the Year Ended December 31, 2007

				Non-Equity
				Incentive Plan	All Other
Name and Principal Position	Year	Salary	Stock Awards(1)	Compensation(2)	Compensation(3)	Total

David E. Wallace	2007	$309,500	$132,219	$100,000	$19,229	$560,948
Chairman of the Board and Chief Executive Officer	2006	309,500	93,200	300,000	13,653	716,353
Jacob B. Linaberger	2007	$304,500	$96,618	$100,000	$13,214	$514,332
President	2006	304,500	69,901	225,000	20,551	619,952
Rhys R. Reese	2007	$304,500	$96,618	$100,000	$18,303	$519,421
Executive Vice President, Chief Operating Officer and Secretary	2006	304,500	69,901	225,000	17,162	616,563
Daniel Arnold(4)	2007	$214,000	$43,731	$98,750	$17,491	$373,972
Vice President of Sales and Marketing
Thomas W. Stoelk	2007	$153,000	$71,200	$50,000	$13,043	$287,243
Vice President and Chief Financial Officer	2006	153,000	46,600	150,000	20,197	369,797

(1)	The amounts included in the “Stock Awards” column include the dollar amount of compensation expense we recognized for the years ended December 31, 2006 and 2007 in accordance with FAS 123R. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the NEOs. Assumptions used in the calculation of these amounts are included in Note 10 to our audited financial statements included in our annual report on Form 10-K.

(2)	Represents cash bonuses earned during 2006 and 2007.

(3)	In 2006, this represents our contribution to the 401(k) Plan. In addition to the 401(k) contribution, Mr. Stoelk’s amount includes a $12,750 reimbursement for relocation expenses. In 2007, this represents our contribution to the 401(k) Plan and personal use of company vehicles.

(4)	Mr. Arnold became Vice President of Sales and Marketing in May 2007.

Grants of Plan-Based Awards

The following table provides information concerning each grant of an award to our NEOs under any plan, including awards, if any, that have been transferred.

Grants of Plan-Based Awards Table for the Year Ended December 31, 2007

						All Other Stock
			Estimated Possible Payouts Under			Awards: Number	Grant Date Fair
	Grant	Approval	Non-Equity Incentive Plan Awards(1)			of Shares of Stock	Value of Stock
Name	Date	Date	Threshold	Target	Maximum	or Units(2)	and Option Awards

David E. Wallace	1/23/07	1/20/07	$100,000	$232,125	$309,500	7,500	$171,600
Jacob B. Linaberger	1/23/07	1/20/07	$100,000	$228,375	$304,500	5,000	$114,400
Rhys R. Reese	1/23/07	1/20/07	$100,000	$228,375	$304,500	5,000	$114,400
Daniel Arnold	1/23/07	1/20/07	$70,620	$160,500	$214,000	2,000	$ 45,760
Thomas W. Stoelk	1/23/07	1/20/07	$50,000	$114,750	$153,000	5,000	$114,400

(1)	The amounts included in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column represent potential cash bonuses in 2007.

(2)	The amounts included in the “Stock Awards” column represent restricted common stock awards under our LTIP. Since inception, the only equity-based awards under our LTIP have been restricted common shares. The restricted shares vest based on an employee’s continued employment over a period of time. The Compensation Committee determines the appropriate length of the vesting period. Since our inception, all restricted share awards have had a five-year vesting period. These restricted share awards vest 15% per year for the first four years and 40% in year five. The awards were granted on January 23, 2007. The closing market price of our common stock on the award date was $22.88 per share. Each NEO is required to pay $1 per share on the grant date for each share of stock awarded.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a discussion of material factors necessary to obtain an understanding of the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Employment Agreements

We maintain employment agreements with our five NEOs to ensure they will perform their roles for an extended period of time. Each employment agreement has an initial term that expires three years from the effective date but will automatically be extended for successive one-year terms unless either party gives written notice within 90 days prior to the end of the term to the other party that such party desires not to renew the employment agreement. We included the automatic renewal feature to demonstrate continuity and a mutual commitment between the named executive officer and us. The employment agreements provide for an annual base salary of $309,500 for Mr. Wallace, $304,500 for each of Messrs. Linaberger and Reese, $153,000 for Mr. Stoelk and $222,000 for Mr. Arnold, subject to increase upon recommendation of the Compensation Committee. In addition, each of our named executive officers is eligible to participate in any annual bonus plan applicable to the executive and approved by the Board or the Compensation Committee, in amounts to be determined by the Compensation Committee and based on criteria established by the Compensation Committee as described above under “Compensation Discussion and Analysis.” During the period of employment under these agreements, each of the NEOs is entitled to additional benefits, including reimbursement of business and entertainment expense, paid vacation, the use of a car leased by our company, and participation in other company benefits, plans, or programs that may be available to our other employees.

LTIP

The following contains a summary of the relevant terms of our LTIP, which was approved by our stockholders prior to the closing of our initial public offering in 2005.

General.  Our LTIP permits the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, phantom stock awards, performance awards, bonus stock awards or any combination of the foregoing to employees, directors and consultants to us and to our affiliates. A maximum of 2,700,000 shares of common stock may be delivered pursuant to awards under our LTIP. The Compensation Committee has the discretion to adjust the number of shares deliverable pursuant to the awards under our LTIP on account of mergers, consolidations, reorganizations, stock splits, stock dividends and other dilutive changes in our common stock. Shares of common stock used to pay exercise prices and to satisfy tax withholding obligations with respect to awards, as well as shares covered by awards that expire, terminate or lapse, will again be available for awards under our LTIP.

Administration.  Our LTIP is administered by the Compensation Committee. The Compensation Committee has the sole discretion to determine the employees, directors and consultants to whom awards may be granted under our LTIP and to establish the terms and conditions of those awards. Awards are granted by the committee to employees, directors and consultants in such numbers and at such times during the term of our LTIP as the Compensation Committee shall determine. The Compensation Committee is authorized to interpret our LTIP, to establish, amend and rescind any rules and regulations relating to our LTIP, and to make any other determinations that it deems necessary or desirable for the administration of our LTIP. The Compensation Committee may correct any defect, supply any omission or reconcile any inconsistency in our LTIP in the manner and to the extent the committee deems necessary or desirable.

Restricted Stock Awards.  The Compensation Committee may grant awards of restricted stock that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, shares of common stock.

Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding equity awards classified as exercisable and unexercisable as of December 31, 2007. The table also shows unvested and unearned stock awards assuming a market value of $21.22 per share (the closing market price of our common stock on December 31, 2007). We had no outstanding stock options at December 31, 2007.

Outstanding Equity Awards as of December 31, 2007

		Stock Awards(1)
			Market Value of
		Number of Shares or	Shares or Units of
		Units of Stock that	Stock that Have
Name	Grant Date	Have Not Vested	Not Vested

David E. Wallace	1/23/2007	7,500	$159,150
	1/20/2006	17,000	$360,740
Jacob B. Linaberger	1/23/2007	5,000	$106,100
	1/20/2006	12,750	$270,555
Rhys R. Reese	1/23/2007	5,000	$106,100
	1/20/2006	12,750	$270,555
Daniel Arnold	1/23/2007	2,000	$ 42,440
	1/20/2006	5,950	$126,259
Thomas W. Stoelk	1/23/2007	5,000	$106,100
	1/20/2006	8,500	$180,370

(1)	The amounts included in the “Stock Awards” column represent restricted common stock awards under our LTIP. Since our inception, the only awards under our LTIP have been restricted common shares. The restricted shares vest based on an employee’s continued employment over a period of time. The Compensation Committee determines the appropriate length of the vesting period. Since our inception, all restricted share awards have had a five-year vesting period. These restricted share awards vest 15% per year for the first four years and 40% in year five. The awards were granted on January 20, 2006 and January 23, 2007.

Potential Payments Upon Termination or Change in Control

We maintain employment agreements with each of our NEOs. Pursuant to these agreements, each NEO may receive severance payments in amounts equal to a specific multiplier of the NEO’s annual base salary if faced with an involuntary termination other than for cause, along with various continued medical benefits and the potential acceleration of unvested equity awards. If such a termination is in connection with a change of control of our company, the amounts received by each NEO may be increased by longer severance periods or the addition of an annual bonus. The specific amounts each NEO may receive are disclosed in the table below.

One basis for the severance compensation that we provide for our NEO’s is the fact that a terminated NEO is bound by confidentiality, non-solicitation and non-compete provisions for a period of up to two years after termination. Each employment agreement requires the NEO to deliver any “confidential information” or “work product” that the executive was either given, or produced during his employment back to us upon a termination of employment for any reason. For a period of two years following termination of employment (although this period is one year for Mr. Arnold), the NEO’s agree to refrain from hiring any of our employees, or inducing any employees to leave our employment for any reason, call upon any potential acquisition candidate on his own or a competing business’ behalf, nor will the NEO solicit any of our customers or vendors to work for a competing business. Messrs. Wallace, Linaberger, Reese and Arnold (again, this period is one year for Mr. Arnold) also agree not to employ themselves or take a significant ownership interest in a competing business within 150 miles of any of our offices or shops.

Each of the employment agreements require that the NEO execute and deliver, and not revoke, a release to us as a condition to the receipt of any severance compensation or benefits provided under the employment agreements. The release generally requires the NEO to release and discharge us, our affiliates, and any past, present or future stockholders or employees, and their representatives, of any liability for all causes of action that could arise during or in connection with the termination of the NEO’s employment with us.

Each of the employment agreements provide that if the NEO is considered a “disqualified individual” and any payments provided for under the employment agreements would constitute a “parachute payment” (each term as defined under section 280G of the Code), the benefits shall be either (1) reduced until the full amounts would be $1.00 less than three times that executive’s “base amount,” which is the five-year average W-2 earnings for the period of calendar years 2002 through 2006, or (2) paid in full. We will determine, in good faith, the route that produces the best net after-tax position for the individual executive.

Finally, if any of the severance payments provided below are not paid at such times as guaranteed to the NEO, we will pay interest on such payments from the date that the payment was initially due, at 2% plus the prime or base rate of interest announced by JPMorgan Chase Bank in New York; however, payments of severance pay will be delayed to the extent necessary to enable the NEO to avoid the imposition of any excise taxes under section 409A of the Internal Revenue Code.

Generally, under the employment agreements:

•	“Cause” means:

•	willful misconduct, gross negligence or gross incompetence in the performance of the executive officer’s duties;

•	an executive officer’s refusal without proper reason to perform his duties;

•	willfully engaged in conduct which is materially injurious to us; or

•	an act of fraud, embezzlement or willful break of a fiduciary duty to us; or o conviction of the executive officer of a felony or crime involving moral turpitude.

•	“Change in Control” means:

•	a merger, consolidation, or the sale of all or substantially all of our assets to another entity if, in any such case, (A) the holders of our common stock immediately prior such transaction or event do not beneficially own immediately after such transaction or event equity securities of the resulting entity entitled to 50% or more of the votes entitled to elect directors, or (B) the persons who were members of the Board immediately prior to the transaction of event do not constitute at least a majority of the board of directors of the resulting entity immediately after the transaction or event;

•	our dissolution or liquidation; or

•	any person or group of persons (other than our affiliates) acquires ownership of our common stock that constitutes more than 50% of the outstanding voting shares of our common stock.

•	“Change in Control Period” means, with respect to a Change in Control, the time period beginning on the date upon which the Change in Control occurs, and ending:

•	for Messrs. Wallace, Linaberger and Reese, in two years; and

•	for Messrs. Stoelk and Arnold, in six months.

•	“Change in Terms of Service” for Messrs. Arnold and Stoelk shall mean:

•	The occurrence outside of a Change in Control of either of the following:

•	a material reduction in the NEO’s annual base salary; or

•	a material reduction in employee benefits and perquisites from those provided to similarly situated executives.

•	The occurrence, in connection with a Change in Control, of any of the following:

•	a reduction in the NEO’s annual base salary;

•	a reduction in the NEO’s eligibility to participate in our bonus and compensation plans from that provided to the NEO or other similarly situated executives immediately prior to the Change in Control; or

•	a material reduction in the NEO’s benefits in comparison to that provided him or other similarly situated executives immediately prior to the Change in Control.

•	“Change in Duties” for Messrs. Wallace, Linaberger and Reese shall have the same meaning as a Change in Terms of Service defined above, but these three NEO’s have additional situations in addition to those provided above. The additional circumstances constituting a Change in Duties for Messrs. Wallace, Linaberger and Reese are:

•	The occurrence outside of a Change in Control of either of the following:

•	a material reduction in the nature and scope of the NEO’s authorities or duties from those previously given to him; or

•	a change in the location of the NEO’s principal place of employment by more than 60 miles, unless such change is mutually agreed upon between the NEO and us.

•	The occurrence, in connection with a Change in Control, of any of the following:

•	a material reduction in the nature and scope of the NEO’s authorities or duties from those applicable to him immediately prior to the Change in Control; or

•	a change in the location of the NEO’s principal place of employment by more than 60 miles from the location that the NEO was employed immediately prior to the Change in Control, unless such change is mutually agreed upon between the NEO and us.

•	“Disability” means a physical or mental illness that renders an executive officer incapable of performing his duties for six consecutive months.

•	“Involuntary Termination” means termination not resulting from the resignation of an executive officer, except in connection with a Change in Duties or Change in Terms of Service, provided, however, that the term does not include termination for Cause or any termination as a result of death or Disability.

•	“Severance Period” means:

•	for Messrs. Wallace, Linaberger and Reese, the 24 month period following an Involuntary Termination other than in connection with a Change in Control, or the 36 month period following an Involuntary Termination in connection with a Change in Control;

•	for Mr. Arnold, the 12 month period following an Involuntary Termination; and

•	for Mr. Stoelk the 6 month period following an Involuntary Termination.

The table and discussion below discloses the amount of compensation and other benefits due to each of our NEOs in the event of a termination of such NEO’s employment including, but not limited to, in connection with a Change in Control of Superior Well Services, Inc. The amounts shown assume that the termination was effective as of December 31, 2007, and thus include amounts earned through such time and are estimates of the amounts that would be paid out to the executives upon their termination. In order to calculate the amounts of any potential acceleration of equity awards held on the hypothetical termination date, the amounts below were determined by using the closing price of our stock on December 31, 2007, $21.22. This amount represents the intrinsic value of the stock awards and is different from the SFAS 123R value used for purpose of the Grant of Plan-Based Awards Table contained in this proxy statement. The precise amount that each NEO would receive upon an actual termination can only be calculated on the day of a true separation from service with us, and the amounts below are solely intended to show our best estimate as to the compensation and benefits that our NEO’s would receive upon various termination scenarios.

			Involuntary
			Termination
		Involuntary	During Change of	Death and
Name	Benefit	Termination(1)	Control Period(2)	Disability(3)

David E. Wallace	Salary	$619,000	$619,000	$—
	Bonus	—	100,000	—
	Equity Compensation	495,390	495,390	495,390
	Medical and Dental Continuation Coverage	30,949	46,424	—
	Other Benefits	—	—	—

	Total	$1,145,339	$1,260,814	$495,390
Jacob B. Linaberger	Salary	$609,000	$609,000	$—
	Bonus	—	100,000	—
	Equity Compensation	358,905	358,905	358,905
	Medical and Dental Continuation Coverage	30,949	46,424	—
	Other Benefits	—	—	—

	Total	$998,854	$1,114,329	$358,905
Rhys R. Reese	Salary	$609,000	$609,000	$—
	Bonus	—	100,000	—
	Equity Compensation	358,905	358,905	358,905
	Medical and Dental Continuation Coverage	30,949	46,424	—
	Other Benefits	—	—	—

	Total	$998,854	$1,114,329	$358,905

			Involuntary
			Termination
		Involuntary	During Change of	Death and
Name	Benefit	Termination(1)	Control Period(2)	Disability(3)

Daniel Arnold	Salary	$222,000	$222,000	$—
	Bonus	—	—	—
	Equity Compensation	160,749	160,749	160,749
	Medical and Dental Continuation Coverage	15,475	15,475	—
	Other Benefits	—	—	—

	Total	$398,224	$398,224	$160,749
Thomas W. Stoelk	Salary	$76,500	$76,500	$—
	Bonus	—	—	—
	Equity Compensation	272,970	272,970	272,970
	Medical and Dental Continuation Coverage	7,737	7,737	—
	Other Benefits	—	—	—

	Total	$357,207	$357,207	$272,900

(1)	Under the terms of each NEO’s employment agreement, if the NEO is involuntarily terminated (as defined above) then the NEO will be entitled to:

(a)	Severance in an amount equal to (i) two times his annual base salary determined as of the date of such Involuntary Termination or 180 days prior to that time, if greater, to be paid out equally on the first day of each month throughout the Severance Period for Messrs. Wallace, Linaberger and Reese, (ii) one time Mr. Arnold’s annual base salary determined as of the date of such Involuntary Termination or 60 days prior to that time, if greater, to be paid out equally on the first day of each month throughout the Severance Period and (iii) one half of Mr. Stoelk’s annual base salary as of the date of such Involuntary Termination or 60 days prior to that time, if greater, to be paid on the first day of each month over the Severance Period.

(b)	Continued medical and dental coverage at employee rates for the NEO, his spouse, and dependent children for Messrs. Wallace, Linaberger and Reese for the Severance Period.

For Messrs. Arnold and Stoelk, the amounts in the table reflect the amount that would we would be required to reimburse the executives for the difference between the costs of continued coverage and the employee contribution amount required of our active senior executives for similar coverage. The continued medical and dental coverage provided to the NEOs will be provided under our group medical and dental plans which are self-insured for the first $110,000 in claims and fully insured for claims in excess of that amount. The cost reported in the above-table represents our premium cost for the Severance Period. This cost could be increased by $110,000 per NEO each year depending on the NEO’s actual benefit claims for such year. In addition, we are required to make the NEO whole for any tax liability that he incurs by reason of the provision of such medical and dental benefits. The amount of this tax liability, if any, is not ascertainable and, therefore, has not been included in the above-table.

Amounts paid out may be less than what is disclosed in the table above because such coverage shall terminate before the end of the Severance Period if the executive receives medical and dental coverage from a subsequent employer.

(c)	Full vesting in all outstanding restricted stock awards granted to the NEO under our LTIP provided the NEO exercises a release. The accelerated vesting of the restricted stock awards results in an amount equal to the difference between the exercise price for each share of restricted stock (which was $1.00 per share for each NEO) and the market price per share ($21.22) multiplied by the number of shares. As December 31, 2007, each NEO held the following number of restricted stock shares that would be accelerated upon a termination of employment:

(i)	Mr. Wallace held 24,500 shares of restricted stock.

(ii)	Mr. Linaberger held 17,750 shares of restricted stock.

(iii)	Mr. Reese held 17,750 shares of restricted stock.

(iv)	Mr. Arnold held 7,950 shares of restricted stock.

(v)	Mr. Stoelk held 13,500 shares of restricted stock.

(2)	Under the terms of each NEO’s employment agreement, if the NEO is involuntarily terminated during the Change in Control Period, then the NEO will be entitled to:

(a)	Severance in an amount equal to (i) for Messrs. Wallace, Linaberger and Reese, two times his annual base salary determined as of the date of the change of control plus his annual bonus, to be paid in a lump sum on or before the fifth day following the last day of the NEO’s employment, (ii) for Mr. Arnold, one time his annual base salary determined as of the date of change of control to be paid in a lump sum on or before the fifth day following the last day of Mr. Arnold’s employment , and (iii) for Mr. Stoelk, one half his annual base salary as of the date of the change of control to be paid in a lump sum on or before the fifth day following the last day of Mr. Stoelk’s employment.

(b)	The medical and dental costs have been determined as described in footnote (1) except that the applicable period for Messrs. Wallace, Linaberger and Reese is thirty-six (36) months rather than two years. Such coverage will terminate before the end of the Severance Period if the executive receives medical and dental coverage from a subsequent employer.

(c)	Full vesting in all outstanding restricted stock awards granted to the NEO under our LTIP provided the NEO exercises a release. The accelerated vesting of restricted stock awards has been calculated in the same manner as in footnote (1).

As discussed above, the lump sum amount reported in the above table may be reduced in the case that we determine the best after-tax position for the individual executive would be to reduce the amount of his benefits in order to avoid imposition of the golden parachute excise tax under section 4999 of the Internal Revenue Code. For Messrs. Wallace, Linaberger and Reese, we determined that reducing the full amount of severance payments to $1.00 less than three times each executive’s “base amount” would create a more beneficial tax position for each executive than the alternative of paying the full severance amount and incurring the excise tax. After such reduction, the lump sum amounts that would actually be payable to these NEOs in the event of a change of control on December 31, 2007 are: $981,329 for Mr. Wallace; $914,939 for Mr. Linaberger; and $914,939 for Mr. Reese.

(3)	If the NEO terminates employment due to death or Disability, the restricted stock agreements that govern each NEO’s award of restricted stock under our LTIP provide that the forfeiture restrictions shall lapse, and the stock shall become fully vested. The accelerated vesting of restricted stock awards has been calculated in the same manner as in footnote (1).

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information with respect to our equity compensation plans as of December 31, 2007:

EQUITY COMPENSATION PLAN INFORMATION

	Number of		Weighted-
	Securities to be		Average Exercise		Number of
	Issued Upon		Price of		Securities
	Exercise of		Outstanding		Remaining Available
	Outstanding		Options,		for Future Issuance
	Options, Warrants		Warrants and		Under Equity
	and Rights		Rights		Compensation Plans

Equity compensation plans approved by our stockholders	426,100	(1)	$26.76	(2)	2,273,900	(3)
Equity compensation plans not approved by our stockholders(4)	N/A		N/A		N/A

Total	426,100		$26.76		2,273,900

(1)	Composed of restricted stock awards granted in 2007 under our LTIP which are further described in footnote 10 to our audited financial statements included in our annual report on Form 10-K.

(2)	Represents the weighted average market price per share of common stock on the grant date. All of the restricted stock awards outstanding as of December 31, 2007 were granted during 2006 and 2007.

(3)	Reduced by 290,900 and 135,200 shares of common stock issued in connection with restricted stock awards granted in 2006 and 2007, respectively.

(4)	We do not have any equity compensation plans that have not been approved by our stockholders.

DIRECTOR COMPENSATION

The following table discloses the compensation to each of our non-employee directors during the year ended December 31, 2007.

Director Compensation for the Year Ended December 31, 2007

	Fees Earned or
Name	Paid in Cash	Stock Awards(1)	Total

Edward J. DiPaolo	$45,500	$48,871	$94,371
Anthony J. Mendicino	64,000	58,982	122,982
Charles C. Neal	51,000	58,982	109,982
David E. Snyder	39,000	58,982	97,982
Mark A. Snyder	39,000	58,982	97,982
John A. Staley, IV	55,000	58,982	113,982

(1)	The amounts included in the “Stock Awards” column include the dollar amount of compensation expense we recognized for the year ended December 31, 2007 in accordance with FAS 123R. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized for the directors. Assumptions used in the calculation of these amounts are included in Note 10 to our audited financial statements included in our annual report on Form 10-K. Please see “Director Equity Compensation” below for a description of these awards.

The Board believes that compensation for independent directors should be competitive and should fairly compensate directors for the time and skills devoted to serving us but should not be so great as to compromise independence. The Compensation Committee periodically reviews our director compensation practices and compares them against the practices of a selected peer group of companies as well as against the practices of public company boards generally.

The Board believes that our total director compensation package is competitive with the compensation offered by other companies and is fair and appropriate in light of the responsibilities and obligations of our independent directors.

Director Fees and Expenses.  We pay an annual retainer fee of $30,000 to each director who is not an employee of ours or of any of our subsidiaries. Further, each non-employee director is compensated $1,500 for each meeting of the Board attended by the director in person and $1,000 for attendance at a Board or committee meeting held telephonically. The chairman of the Audit Committee receives an additional annual retainer of $10,000. In addition, each non-employee director is reimbursed for reasonable out-of-pocket expenses incurred in attending each Board or committee meeting and for other reasonable expenses related to the performance of their duties as directors.

Director Equity Compensation.  Each non-employee director is eligible to receive awards under our LTIP, including stock awards in lieu of annual retainers and meeting fees. In January 2007, our non-employee directors were granted awards that amounted to an aggregate of 22,000 restricted shares of common stock. At that time, our non-employee directors each received 2,000 restricted common shares, except Mr. DiPaolo, who was appointed to the Board in July 2006 and received 12,000 restricted common shares. The awards are subject to a service requirement that requires the director to continuously serve as a member of our Board from the date of grant through the number of years following the date of grant as set forth in the following schedule. The forfeiture restrictions lapse with respect to a percentage of the aggregate number of restricted shares in accordance with the following schedule:

Number of Full Years	Vesting Schedule

Less than 1 year	0%
1 year	15%
2 years	30%
3 years	45%
4 years	60%
5 years or more	100%

In January 2008, our non-employee directors were granted awards that amounted to an aggregate of 12,000 restricted shares of common stock. At that time, our non-employee directors each received 2,000 restricted common shares. The award is subject to a service requirement that requires the director to continuously serve as a member of our Board from the date of grant through the number of years following the date of grant as set forth in the schedule above.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The descriptions set forth below are qualified in their entirety by reference to the applicable agreements.

Policies and Procedures

Under its charter, the Audit Committee is charged with the responsibility of conducting an appropriate review of all related person transactions and potential conflicts of interest on an ongoing basis and to approve all such transactions. The Audit Committee reviews with management and the independent auditors all relationships and transactions in which we and our directors and executive officers or their respective family members or affiliates are participants to determine whether such persons have a direct or indirect material interest. Our financial staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our proxy statement.

Our Code of Conduct and Code of Ethics require disclosure of all conflicts of interest. Under the Code of Conduct, conflicts of interest occur when personal interests interfere with a person’s ability to exercise judgment objectively or to perform job functions in a way that is certain to be in the best interests of our company. Our conflicts of interest polices under the Code of Conduct and Code of Ethics apply to related person transactions.

We have multiple processes for reporting conflicts of interests, including related person transactions. Under the Code of Conduct, all employees are required to report any actual or apparent conflict of interest, or potential conflict of interest, to their supervisors. In addition, we annually distribute a questionnaire to our executive officers and members of the Board requesting certain information regarding, among other things, their family members, affiliates, employment and beneficial ownership interests. This information is then compiled and reviewed by our financial staff and our outside legal counsel or independent auditors, as deemed necessary. Our financial staff also analyses our existing related person sales and purchases and compares a sample of the financial records from those related person transactions, including fees charged or received and discounts given or received, to the same factors from transactions with unrelated person. Our financial staff uses this analysis to determine whether the related person transactions were conducted at arms length when compared to other transactions. The financial staff then prepares a memorandum summarizing its findings and presents the memorandum to the Audit Committee Chairman for review and approval by the Audit Committee. As part of this review, the following factors are generally considered:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to us; and

•	any other matters deemed appropriate with respect to the particular transaction.

To receive approval, the related person transaction must be on terms that are fair and reasonable to us, and which are as favorable to us as would be available from non-related entities in comparable transactions. The Audit Committee requires that there be a company business interest supporting the transaction and that the transaction meets the same standards that we require in comparable transactions with unaffiliated entities.

Transactions with Officers, Directors and Significant Stockholders

We provide technical pumping services and down-hole surveying services to a customer owned by certain of our stockholders and directors who are members of the Snyder family, including Mark A. Snyder and David E. Snyder. The total amounts of services provided to this customer were approximately $6,587,000 in 2007. The accounts receivable outstanding from the customer were $371,000 at December 31, 2007.

We also regularly purchase, in the ordinary course of business, materials from vendors owned by certain of our stockholders and directors who are members of the Snyder family, including Mark A. Snyder and David E. Snyder. The total amounts paid to these vendors were approximately $3,294,000 in 2007. We had accounts payable to these vendors of $191,000 at December 31, 2007.

These transactions were reviewed and approved by our Audit Committee in accordance with the procedures described above.

The Contribution Agreement and Related Transactions

Immediately prior to the closing of our initial public offering in August 2005, Superior Well Services, Ltd. and Bradford Resources, Ltd. were combined under a holding company structure whereby they became wholly owned subsidiaries of Superior Well Services, Inc. Each of the general and limited partners in Superior Well Services, Ltd. and Bradford Resources, Ltd. received shares of stock in Superior Well Services, Inc. in exchange for their respective general and limited partner interests. Bradford Resources, Ltd. distributed $7.2 million to its partners and Superior Well Services, Ltd. distributed $1.9 million to its partners. The distribution by Bradford Resources Ltd. was funded by additional bank indebtedness. Superior Well Services, Inc. assumed this indebtedness as a result of the consolidation of Superior Well Services, Ltd. and Bradford Resources, Ltd. and repaid this indebtedness with a portion of the net proceeds received in our initial public offering. The distribution by Superior Well Services, Ltd. to its partners was funded by cash on hand.

Each of David E. Wallace, our Chief Executive Officer and Chairman of our Board, Jacob B. Linaberger, our President, Rhys R. Reese, our Executive Vice President, Chief Operating Officer and Secretary, David E. Snyder, a director, and Mark A. Snyder, a director, were limited partners in Superior Well Services, Ltd. Each of David E. Snyder and Mark A. Snyder were stockholders and executive officers of each general partner of Superior Well Services, Ltd. and Bradford Resources, Ltd. In addition, each of David E. Snyder and Mark A. Snyder are stockholders and executive officers of Snyder Associated Companies, Inc. Three wholly owned subsidiaries of Snyder Associated Companies, Inc. owned all of the limited partner interests in Bradford Resources, Ltd.

Superior Well Services, Inc. owns all the limited partner interests of each of Superior Well Services, Ltd. and Superior GP, L.L.C. is the general partner of each of Superior Well Services, Ltd. and Superior GP, L.L.C. is a member-managed limited liability company, and Superior Well Services, Inc. is the sole member of Superior GP, L.L.C. As the general partner of each of Superior Well Services, Ltd., Superior GP, L.L.C., directly manages and controls their respective businesses and affairs. Superior Well Services, Ltd. provides all of our technical pumping and downhole surveying services.

Registration Rights Agreements

In connection with our initial public offering, we entered into a registration rights agreement with holders of our common stock, including David E. Wallace, Rhys R. Reese, Jake Linaberger, David E. Snyder and Mark A. Snyder, prior to our initial public offering under which such holders have certain demand and piggyback registration rights for the 14,103,474 shares of our common stock that they received in connection with our initial public offering. Under this registration rights agreement, these holders have the right to cause us to register the sale of these shares under the Securities Act of 1933, as amended. Whenever sales of these shares are registered under the Securities Act of 1933, as amended, those shares will become freely tradable immediately upon the effectiveness of the registration, except for shares purchased by affiliates. The registration rights agreement will also provide that we will pay the costs and expenses, other than underwriting discounts and commissions, related to the registration and sale of shares by these stockholders that are registered pursuant to that agreement. The agreement contains customary registration procedures and indemnification and contribution provisions for the benefit of these stockholders and us.

Indemnification Agreements

We have entered into indemnification agreements with all of our directors and Messrs. Linaberger, Reese, Arnold and Stoelk under which we will indemnify such persons against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred as a result of the fact that such person, in his or her capacity as a director or executive officer, is made or threatened to be made a party to any suit or proceeding. These persons will be indemnified to the fullest extent now or hereafter permitted by the Delaware General Corporation Law. The indemnification agreements also provide for the advancement of expenses to these directors and officers in connection with any suit or proceeding.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of Superior Well Services, Inc. (the “Company”) assists the Board in fulfilling its oversight responsibilities with respect to the external reporting process and the adequacy of the Company’s internal controls. Specific responsibilities of the Audit Committee are set forth in the Audit Committee’s charter, a copy of which can be found in the “Investor Relations” portion of the Company’s website at www.swsi.com.

The members of the Audit Committee reviewed and discussed with the Company’s management and Schneider Downs & Co., Inc. the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and also discussed with Schneider Downs & Co., Inc. the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended. The members of the Audit Committee received from Schneider Downs & Co., Inc. the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with Schneider Downs & Co., Inc. its independence.

Based on a review of the Company’s audited consolidated financial statements, and on discussions with the Company’s management and with Schneider Downs & Co., Inc. described above, the members of the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

AUDIT COMMITTEE,

Anthony J. Mendicino, Chair
Charles C. Neal
John A. Staley, IV

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the SEC and The NASDAQ Stock Market LLC an initial report of ownership of our common stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16 forms that they file related to stock transactions in our equity securities. Under SEC rules, certain forms of indirect ownership and ownership of our common stock by certain family members are covered by these reporting requirements. As a matter of practice, our administrative staff assists our directors, executive officers and other affiliates in preparing initial ownership reports and reporting ownership changes and typically files these reports on their behalf.

Based solely on a review of the copies of forms furnished to us and written representations from the executive officers and directors, we believe that during 2007, all of our executive officers and directors filed the required reports on a timely basis under Section 16(a).

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Stockholders may propose matters to be presented at stockholders’ meetings and may also nominate persons to be directors, subject to compliance with the formal procedures that we have established and which are described below.

Proposals for 2009 Annual Meeting

Pursuant to rules promulgated by the SEC, stockholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2009 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. The proposal must be submitted no later than December 3, 2008 to our Secretary. No stockholder proposal was received for inclusion in this proxy statement.

In addition to the requirements of the SEC, our Amended and Restated Bylaws provide that in order for a proposal to be properly brought before an annual meeting of stockholders, it must be either (1) specified in the notice of the meeting given by us, (2) otherwise brought before the meeting by or at the direction of our Board or (3) properly brought before the meeting by a stockholder entitled to vote at the meeting and who complies with the following notice procedures. For business to be properly brought before an annual meeting by a stockholder, the stockholder must give timely notice thereof in writing of the business to be brought before such meeting to our Corporate Secretary and such business must be a proper matter for stockholder action under the Delaware General Corporation Law. Our Amended and Restated Bylaws provide that to be timely, a stockholder’s notice must be delivered to our Corporate Secretary at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary of the preceding year’s annual meeting. For a proposal of business to be considered at the 2009 Annual Meeting of Stockholders, it should be properly submitted to our Secretary no earlier than December 31, 2008 and no later than January 30, 2009.

For any business that a stockholder desires to bring before an annual meeting, the stockholder’s notice must provide a brief description of such business, the reasons for conducting such business and any material interest in such business of the stockholder and any beneficial owner on whose behalf the stockholder has made the proposal. If a stockholder provides the notice described above, such notice must include the following information and comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to such matters:

(1) the name and address of such stockholder, as they appear on our books, and of such beneficial owner;

(2) the class and number of our shares which are owned beneficially and of record by such stockholder and such beneficial owner;

(3) a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination; and

(4) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination.

Director Nominations for 2009 Annual Meeting

Pursuant to our Amended and Restated Bylaws, only persons who are nominated in accordance with the following procedures are eligible for election as directors. Nominations of persons for election to the Board may be made at a meeting of stockholders only (i) by or at the direction of the Board or (ii) by a stockholder who is a stockholder of record at the time of the giving of the required notice described below, who is entitled to vote for the election of directors at the meeting, and who complies with the following notice procedures. All nominations, other than those made by or at the direction of the Board, must be made pursuant to timely notice in writing to our Corporate Secretary. Our Amended and Restated Bylaws provide that to be timely, a stockholder’s notice must be delivered to our Corporate Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. For a stockholder nomination for election to our Board to be considered at the 2009 Annual Meeting of Stockholders, it should be properly submitted to our Secretary no earlier than December 31, 2008 and no later than January 30, 2009.

A stockholder’s notice to our Corporate Secretary with respect to persons that the stockholder proposes to directly nominate as a director must set forth (a) as to each individual whom the stockholder proposes to nominate, all information relating to the person that is required to be disclosed in solicitations of proxies for the election of directors or is otherwise required, pursuant to Regulation 14A (or any successor provisions) under the Exchange Act (including the written consent of the such person to be named in the proxy statement as a nominee and to serve as a director if elected) and (b) as to the stockholder proposing to make such nomination, the same information as is described above with respect to proposals to be made by a stockholder.

If we increase the number of directors to be elected at an annual meeting and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by us at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice regarding the nominees for the new positions created by such increase will be considered timely if it is delivered to our Corporate Secretary at our principal executive offices not later than the close of business on the 10th day following the day on which the public announcement is first made.

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2007 and our audited financial statements, is being mailed with this proxy statement.

We have filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 with the Securities and Exchange Commission. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a Superior Well Services, Inc. stockholder, we will mail without charge a copy of our Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Form 10-K. Exhibits to the Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit.

Requests for copies of our Annual Report to Stockholders or our Annual Report on Form 10-K should be directed to Investor Relations, Superior Well Services, Inc., 1380 Rt. 286 East, Suite 121, Indiana, Pennsylvania 15701. Our Annual Report on Form 10-K and our financial statements may also be accessed on our web site at www.swsi.com.

OTHER INFORMATION

Stockholders should direct communications regarding change of address, transfer of stock ownership or lost stock certificates by mail to American Stock Transfer & Trust Company, Shareholder Services, 59 Maiden Lane, Plaza Level, New York, NY 10038, or by telephone at (800) 937-5449. American Stock Transfer & Trust Company may also be reached through its website at www.amstock.com.

The cost of soliciting proxies in the accompanying form will be borne by us. In addition to solicitations by mail, a number of our officers, directors and regular employees may, for no additional compensation, solicit proxies in person or by telephone. We will also make arrangements with brokerage firms, banks and other nominees to forward proxy materials to beneficial owners of shares and will reimburse such nominees for their reasonable costs.

The persons designated to vote shares covered by proxies intend to exercise their judgment in voting such shares on other matters that are presented for a vote at the Annual Meeting. Management does not expect, however, that any matters other than those referred to in this proxy statement will be presented for action at the Annual Meeting.

Whether or not you expect to attend the meeting, please complete, date sign and promptly return the accompanying proxy in the enclosed postage paid envelope so that your shares may be represented at the meeting.

SUPERIOR WELL SERVICES, INC. ATTN: THOMAS STOELK 1380 RT 286 EAST - SUITE 121 INDIANA, PA 15701
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Superior Well Services, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE-1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Superior Well Services, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received by April 29, 2008.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	SUPWL 1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SUPERIOR WELL SERVICES, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote on Directors
(1) Election of Directors	☐	☐	☐

NOMINEES:
1 Charles C. Neal 2 David E. Wallace

Vote on Proposal	For	Against	Abstain

(2) Ratification of Schneider Downs & Co., Inc. as our independent registered public accounting firm for the fiscal year ending December 31, 2008.	☐	☐	☐
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
PROMPTLY USING THE ENCLOSED ENVELOPE.
     Please sign your name exactly as it appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as it appears hereon. If held by a corporation, please sign in the full corporate name by the president or other authorized officer.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐		Yes	No

MATERIALS ELECTION
As of July 1, 2007, SEC rules permit companies to send you a notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. Check the box to the right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take action you may receive only a Notice.
☐		Please indicate if you plan to attend this meeting Please indicate if you would like to keep your vote confidential.	☐ ☐	☐ ☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Superior Well Services, Inc.
Proxy Card
This Proxy is solicited on behalf of the Board of Directors of Superior Well Services, Inc. for

the Annual Meeting of Stockholders to be held on April 30, 2008.
The undersigned stockholder of Superior Well Services, Inc. hereby appoints David E. Wallace and Thomas W. Stoelk and each of them, acting individually, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Superior Well Services, Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on April 30, 2008 and at any adjournment or postponement thereof, as designated on the reverse side.
          This Proxy is revocable and, when properly executed, will be voted as you specify on the reverse side hereof. If no specification is made, this Proxy will be voted FOR the nominees listed and FOR ratification of Schneider Downs & Co., Inc. as independent auditors of the Company for the fiscal year ending December 31, 2008, and in accordance with the judgment of the persons voting the Proxy with respect to any other matter that may properly be presented at the meeting. Receipt of the Notice of the 2008 Annual Meeting and the related Proxy Statement is hereby acknowledged.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)